Execution Version

Osage Exploration & Development, Inc.

Senior Secured Tranche A Notes Due 2015

Note Purchase Agreement

dated as of April 27, 2012

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Terms Defined Above	1
1.2	Definitions	1
1.3	Accounting Terms	25
1.4	Interpretation, etc	25

SECTION 2.	PURCHASE AND SALE OF NOTES	25
2.1	Note Purchase	25
2.2	The Notes	26
2.3	Requests for Notes	27
2.4	Use of Proceeds	27
2.5	Evidence of Debt; Register; Holders’ Books and Records; Notes	27
2.6	Interest; Administrative Agent Fee	28
2.7	Repayment of Notes	29
2.8	Voluntary Prepayments	29
2.9	Mandatory Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes:	29
2.10	Application of Payments	30
2.11	General Provisions Regarding Payments	31
2.12	Ratable Sharing	32
2.13	Increased Costs	33
2.14	Taxes; Withholding, etc	33

SECTION 3.	CONDITIONS PRECEDENT	36
3.1	Closing Date	36
3.2	Conditions to Purchase of Additional Tranche A Notes	39
3.3	Conditions to Purchase of Supplemental Notes	40

SECTION 4.	REPRESENTATIONS AND WARRANTIES	40
4.2	Organization; Requisite Power and Authority; Qualification	40
4.3	Capital Stock and Ownership	40
4.4	Due Authorization	41
4.5	No Conflict	41
4.6	Governmental Consents	41
4.7	Binding Obligation	41
4.8	Financial Information	41
4.9	Projections	42
4.10	No Material Adverse Effect	42
4.11	No Restricted Junior Payments	42
4.12	Adverse Proceedings, etc	42
4.13	Payment of Taxes	42
4.14	Properties	43
4.15	Environmental Matters	44
4.16	No Defaults	45
4.17	Material Contracts	45
4.18	Governmental Regulation	45
4.19	Margin Stock	45
4.20	Employee Matters	45

- i -

4.21	Employee Benefit Plans	46
4.22	Brokers	46
4.23	Solvency	46
4.24	Related Agreements	46
4.25	Disclosure	46
4.26	Insurance	47
4.27	Separate Entity	47
4.28	Security Interest in Collateral	47
4.29	Affiliate Transactions	47
4.30	Swap Agreements	47
4.31	Permits, Etc	48
4.32	Names and Places of Business	48
4.33	Marketing of Production	48
4.34	Right to Receive Payment for Future Production	48
4.35	Existing Accounts Payable	48
4.36	Related Agreement Obligations	48
4.37	Private Offering	49

SECTION 5.	[RESERVED]	49

SECTION 6.	AFFIRMATIVE COVENANTS	49
6.1	Financial Statements and Other Reports	49
6.2	Notice of Material Events	53
6.3	Separate Existence	54
6.4	Payment of Taxes and Claims	54
6.5	Operation and Maintenance of Properties	55
6.6	Insurance	55
6.7	Books and Records; Inspections	56
6.8	Compliance with Laws	56
6.9	Environmental	56
6.10	Subsidiaries	58
6.11	Further Assurances	58
6.12	Use of Proceeds	58
6.13	Additional Oil and Gas Properties; Other Collateral	59
6.14	Non-Voting Representative	59
6.15	APOD	59
6.16	Title Information	59
6.17	Marketing of Production	60
6.18	Notices; Attorney-in-fact; Deposits	60
6.19	Swap Agreements	60
6.20	Initial Swap Intercreditor Agreement	60

SECTION 7.	NEGATIVE COVENANTS	60
7.1	Indebtedness	60
7.2	Liens	61
7.3	No Further Negative Pledges	61
7.4	Restricted Junior Payments	62
7.5	Restrictions on Subsidiary Distributions	62
7.6	Investments	62
7.7	Financial Covenants	62
7.8	Fundamental Changes; Disposition of Assets; Acquisitions	64

- ii -

7.9	Limitation on Leases	64
7.10	Sales and Lease Backs	64
7.11	Transactions with Shareholders, Affiliates and Other Persons	64
7.12	Conduct of Business	65
7.13	Amendments or Waivers of Material Contracts	65
7.14	Fiscal Year	65
7.15	Deposit Accounts	65
7.16	Amendments to Organizational Agreements	65
7.17	Sale or Discount of Receivables	65
7.18	Gas Imbalances, Take-or-Pay or Other Prepayments	66
7.19	Swap Agreements	66

SECTION 8.	OPERATING ACCOUNT; CAPITAL RESERVE ACCOUNT	66
8.1	Operating Account	66
8.2	Capital Reserve Account	67

SECTION 9.	EVENTS OF DEFAULT	67
9.1	Events of Default	67
9.2	Remedies	69

SECTION 10.	ADMINISTRATIVE AGENT	69
10.1	Appointment of Administrative Agent	69
10.2	Powers and Duties	69
10.3	General Immunity	70
10.4	Administrative Agent Entitled to Act as Holder	71
10.5	Holders’ Representations, Warranties and Acknowledgment	71
10.6	Right to Indemnity	71
10.7	Successor Administrative Agent	72
10.8	Collateral Documents	73
10.9	Posting of Approved Electronic Communications	74
10.10	Proofs of Claim	74

SECTION 11.	MISCELLANEOUS	75
11.1	Notices	75
11.2	Expenses	75
11.3	Indemnity	76
11.4	Set Off	77
11.5	Sharing of Payments by Holders	77
11.6	Amendments and Waivers	77
11.7	Successors and Assigns; Assignments	79
11.8	Independence of Covenants	81
11.9	Survival of Representations, Warranties and Agreements	81
11.10	No Waiver; Remedies Cumulative	81
11.11	Marshalling; Payments Set Aside	81
11.12	Severability	81
11.13	Obligations Several; Independent Nature of Holders’ Rights	81
11.14	Headings	82
11.15	APPLICABLE LAW	82
11.16	CONSENT TO JURISDICTION	82
11.17	WAIVER OF JURY TRIAL	82
11.18	Confidentiality	83

- iii -

11.19	Usury Savings Clause	84
11.20	Counterparts	84
11.21	Patriot Act	84
11.22	Disclosure	84
11.23	Appointment for Perfection	84
11.24	Advertising and Publicity	84
11.25	Warrants	85
11.26	Acknowledgments and Admissions	85
11.27	Third Party Beneficiary	86
11.28	Entire Agreement	86
11.29	Transferability of Securities; Restrictive Legend	86
11.30	Registration, Transfer, Exchange, Substitution of Notes	86
11.31	Right of First Refusal	87

- iv -

APPENDICES:	A	Tranche A Commitments
	B	Notice Addresses

SCHEDULES:	2.4	Use of Proceeds
	4.2	Jurisdictions of Organization and Qualification
	4.3	Capital Stock and Ownership
	4.6	Governmental Consents
	4.10	Material Adverse Changes
	4.11	Restricted Junior Payments
	4.12	Adverse Proceedings
	4.13	Payment of Taxes
	4.15	Environmental Matters
	4.16	No Defaults
	4.17	Material Contracts
	4.22	Broker’s Fees
	4.26	Insurance
	4.30	Swap Agreements
	4.31	Permits
	4.32	Names and Places of Business
	4.33	Marketing Contracts
	4.34	Prepayments
	4.35	Existing Accounts Payable
	6.15	APOD
	7.15	Deposit Accounts

EXHIBITS:	A	Note Purchase Notice
	B	Form of Approval Letter
	C	Form of Tranche A Note
	D	Compliance Certificate
	E	Closing Date Certificate
	F	Solvency Certificate
	G	Form of Guarantee and Collateral Agreement
	H	Form of Mortgage
	I	APOD Certificate
	J	Letters-in-Lieu
	K	Form of Warrant
	L	Direction Letters
	M	Form of Supplement
	N	Form of U.S. Tax Certificate

- v -

Osage Exploration & Development, Inc.

2445 Fifth Avenue, Suite 310

San Diego, CA 92101

This NOTE PURCHASE AGREEMENT, dated as of April 27, 2012 (the “Agreement”), is entered into by and among Osage Exploration & Development, Inc., a Delaware corporation (the “Issuer”);

•	APollo investment corporation, as a Holder; and

•	APollo investment corporation, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Holders.

WITNESSETH:

In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1       Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2       Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Additional Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(b), as evidenced by a promissory note in the form of Exhibit C.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank in New York designated by Administrative Agent from time to time as the account into which Note Parties shall make all payments to Administrative Agent for the benefit of the Administrative Agent and the Holders under this Agreement and the other Note Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the best knowledge of the Issuer, threatened against or affecting any of the Issuer or any of its Subsidiaries or any property of the Issuer or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall the Administrative Agent, any Holder or any of their respective Affiliates be considered an “Affiliate” of any Note Party. Each officer or director (or Person holding an equivalent position) of a Note Party shall be considered an Affiliate of such Note Party and of each other Note Party.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble.

“AMI Agreement” means that certain AMI Agreement dated the date hereof among the Issuer, each Key Man and the Administrative Agent.

“APOD” means the Approved Plan of Development of the Issuer’s and its Subsidiaries’ Oil and Gas Properties and all related Hydrocarbon Interests, attached as Schedule 6.15, as the same may be updated and approved from time to time in accordance with the terms of this Agreement.

“APOD Certificate” means a certificate substantially in the form of Exhibit I, to be delivered to the Administrative Agent concurrent with the delivery by the Issuer of each APOD required to be delivered hereunder.

“Apollo” means Apollo Investment Corporation.

“Approval Letter” means a letter given by the Administrative Agent on behalf of the Requisite Holders in the form of Exhibit B.

“Approved Petroleum Engineers” means (a) Ryder Scott, (b) Netherland, Sewell & Associates, Inc., (c) Pressler Petroleum Consultants, (d) Pinnacle Energy Services, LLC, and (e) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Asset Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) PV10 of the Issuer’s Proved Developed Producing Reserves located on Domestic Oil and Gas Properties as of such date to (b) the Obligations as of such date.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person.

“Assignment Agreement” means an Assignment and Assumption Agreement in form and substance acceptable to the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet Notes or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, president, chief financial officer, executive vice president or treasurer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barrels of Oil” means actual barrels of oil and any gas, converted at a gas to oil conversion ratio based on the actual prices received.

“Boothbay Account” means the account described in that certain Deposit Account Control Agreement between the Issuer, Boothbay Royalty Co., and National Bank of Commerce dated April 17, 2012.

“Boothbay Note” means that certain Promissory Note in the principal amount of $2,500,000 from the Issuer to Boothbay Royalty Co., dated as of April 17, 2012; provided that the Boothbay Note shall not be amended, restated, supplemented or modified in any way without the prior written consent of the Administrative Agent and the Required Holders.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Reserve Account” as defined in Section 8.2(a).

“Capital Reserve Bank” as defined in Section 8.2(a).

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means all Cash or Cash Equivalents received by or on behalf of the Issuer or any Note Party with respect to the following: (a) sales of Hydrocarbons from Oil and Gas Properties, (b) Cash representing operating revenue earned or to be earned, (c) any proceeds from Swap Agreements, (d) royalty payments, (e) any other Cash or Cash Equivalents received by or on behalf of the Issuer or its Subsidiaries in connection with its ownership of Oil and Gas Properties, and (f) the release of any amounts on deposit from the Boothbay Account; provided that (i) Notes or the proceeds of Notes, (ii) Cash or Cash Equivalents belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties, (iii) Cash or Cash Equivalents received from other working interest owners of the Oil and Gas Properties operated by the Issuer or its Subsidiaries that represent reimbursements or advance payments of joint interest billings to such other working interest owners and (iv) Extraordinary Receipts in each case shall not constitute “Cash Receipts”.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means, at any time, either: (i) any Person or group of related Persons shall have acquired beneficial ownership of more than 35% of the outstanding voting shares of the Issuer (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder); (ii) during any period of 12 consecutive calendar months, individuals who were members of the board of directors of the Issuer on the first day of such period shall cease to constitute at least 66-2/3% of the members of the board of directors of the Issuer; (iii) the termination of employment, death, incapacitation or substantial removal of any 2 of the 3 Key Men from the daily operations of the Issuer; (iv) Kim Bradford shall dispose of 50% or more of the outstanding shares of the Issuer owned by him on the Closing Date; or (v) Greg Franklin shall dispose of 50% or more of the outstanding shares of the Issuer owned by him on the Closing Date.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means the Administrative Agent acting in its capacity as “Collateral Agent” under the Collateral Documents.

“Collateral Documents” means each Control Agreement, the Guarantee and Collateral Agreement, the Mortgages, each Intercreditor Agreement, any other intercreditor agreement, and all other instruments, documents and agreements delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to (i) grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (ii) set forth the relative priorities of any Lien on any Collateral.

“Colombian Oil and Gas Properties” means the Oil and Gas Properties located in the country of Colombia, owned by of Cimarrona Limited Liability Company.

“Communications” as defined in Section 10.9(a).

“Completion Date” means, with respect to any well, the first full, consecutive 24 hours of production during which the production is not being assisted by a jet pump; provided that if such consecutive 24 hour period has not occurred within the sixty (60) days following initial production, then the Completion Date shall be the date that is sixty one (61) days after the date on which initial production for such well commences.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 11.18.

“Consolidated Adjusted EBITDAX” means, for any period, an amount determined for the Issuer and its Subsidiaries on a consolidated basis equal to:

(a)	the sum, without duplication, of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Interest Expense, plus

(iii)	provisions for taxes based on income, plus

(iv)	total depreciation expense, plus

(v)	total amortization expense, plus

(vi)	exploration expense, plus

(vii)	other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus

(b)	the sum, without duplication of the amounts for such period of:

(i)	other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(ii)	interest income, plus

(iii)	extraordinary or non-recurring gains and other extraordinary or non-recurring income (as determined in accordance with GAAP), to the extent included in the calculation of Consolidated Net Income.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Issuer and its Subsidiaries during such period with respect to Oil and Gas Properties of the Issuer or a Note Party determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Issuer and its Subsidiaries to the extent the same either (i) have been approved by the Administrative Agent at the time in question by means of an Approval Letter or (ii) are included in the APOD, as then in effect.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not paid in Cash.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Issuer and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt.

“Consolidated Net Cash Flow” means the positive remainder of the sum, without duplication, of:

(a)       all Cash Receipts of the Note Parties during any Fiscal Quarter, less

(b)       actual consolidated cash payments by the Issuer and its Subsidiaries during such Fiscal Quarter for the following, without duplication:

(i)	LOE;

(ii)	existing royalties and net profits interests and other burdens on the Oil and Gas Properties of the Note Parties, if any (to the extent and only to the extent production receipts relating to the same are included in gross Cash Receipts in clause (a) above);

(iii)	Direct Taxes in respect of the Domestic Oil and Gas Properties;

(iv)	interest paid in cash on the Notes and payments under Swap Agreements provided such Swap Agreements are permitted hereby;

(v)	Transportation Costs;

(vi)	General and Administrative Costs, in an aggregate ratable amount not to exceed the General and Administrative Costs Cap;

(vii)	any amounts paid to the Capital Reserve Account in order to replenish the Current Reserve to the extent such amounts are not proceeds of the sale of Notes;

(viii)	Consolidated Capital Expenditures not paid for with proceeds of the Notes;

(ix)	interest paid on the Boothbay Note;

; provided that amounts representing payment by a Note Party attributable to the joint interest billings described in clause (iii) of the definition of “Cash Receipts” shall not be deducted pursuant to clause (b) hereof.

“Consolidated Net Income” means, for any period:

(a)       the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP,

minus

(b)       the sum of:

(i)	the income (or loss) of any Person (other than a Subsidiary of the Issuer) in which any other Person (other than the Issuer or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period, plus

(ii)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries, plus

(iii)	the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv)	any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination: (a) the aggregate amount of all Indebtedness of the Issuer and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount, without duplication, of Attributable Debt of the Issuer and its Subsidiaries determined on a consolidated basis.

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Administrative Agent, entered into with the bank or securities intermediary at which any Deposit Account (including the Capital Reserve Account and the Operating Account) or Securities Account is maintained by any Note Party in accordance with Section 7.15.

“Current Reserve” means (a) on the Closing Date an amount equal to three (3) months of Tranche A Interest on amounts funded on the Closing Date and (b) for any day after the Closing Date on which the Issuer issues Additional Tranche A Notes to the Holders pursuant to Section 2.1(b) or Supplemental Notes pursuant to Section 2.1(c), an amount equal to the sum of (i) three (3) months of Tranche A Interest on the principal amount of all Tranche A Notes then outstanding on such day, and (ii) any amount required to be added to the Current Reserve pursuant to the terms of any Supplement, after giving effect to such issuance.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.6(c).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Direct Taxes” means any severance, ad valorem, or other direct taxes on Oil and Gas Properties owned by any Note Party or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.

“Direction Letter” means a direction letter substantially in the form of Exhibit L.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Oil and Gas Properties” means the Oil and Gas Properties of the Note Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America). For the avoidance of doubt, the Colombian Oil and Gas Properties shall not constitute Domestic Oil & Gas Properties.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary or Affiliate of a Holder, and (c) any commercial bank or other financial institution approved by the Administrative Agent in its sole discretion.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Issuer is conducting or at any time has conducted business, or where any Property of the Issuer is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Note Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code. Any former ERISA Affiliate of the Issuer or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Issuer or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Issuer or such Subsidiary and with respect to liabilities arising after such period for which the Issuer or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing of a notice of intent to terminate a Pension Plan, the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA, or the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the withdrawal by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (l) or (m), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Excess General and Administrative Costs” means, for any period, the difference between (X) the General and Administrative Costs of the Note Parties and (Y) the revenue generated from the operations and business of Cimaronna Limited Liability Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes of such Holder.

“Extraordinary Receipts” means any Cash received by or paid to or for the account of any Note Party not in the ordinary course of business, including any pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, any proceeds of the settlement, termination, unwinding or liquidation of any Swap Agreement and proceeds of insurance; provided, however, Extraordinary Receipts shall not include (a) Net Insurance/Condemnation Proceeds which are subject to Section 2.9(b), and (b) the proceeds of any offering or sale of Capital Stock of the Issuer not resulting in a Change of Control.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon but excluding the Oil and Gas Properties) now, hereafter or heretofore owned, leased, operated or used by the Issuer or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Officer” means, for any Person, the President or Chief Financial Officer. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Issuer that such financial statements fairly present, in all material respects, the financial condition of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“Financial Plan” as defined in Section 6.1(g).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries ending on December 31 of each calendar year.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General and Administrative Costs” means normal and customary expenses and costs incurred in connection with the Oil and Gas Properties of the Issuer and each other Note Party that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Issuer and its Subsidiaries, but excluding Transaction Costs.

“General and Administrative Costs Cap” the General and Administrative Costs permitted at the time by Section 7.7(e).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Issuer and each Guarantor, substantially in the form of Exhibit G.

“Guarantor” means each Subsidiary of the Issuer that is required to guarantee the Obligations pursuant to Sections 6.10, 6.11 or 6.13; provided that Cimarrona Limited Liability Company shall not be a Guarantor for the purposes of this Agreement.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Hazardous Material” means any substance regulated by or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon, mold, silica or any silicates and (d) any material which shall be removed from any Property pursuant to any Environmental Law or Environmental Permit or in order to place any Property in a condition that is suitable for ordinary use.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holders” means each Person listed on the signature pages hereto as a Holder, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Holder Warrants” means warrants to acquire Capital Stock in the Issuer, substantially in the form of Exhibit K and issued to the Holders in their respective Warrant Shares.

“Hydrocarbon Interests” means all rights, options, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (with respect to services, excluding trade payables incurred in the ordinary course of business consistent with past practice that are not overdue by more than sixty (60) days) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all Indebtedness (as defined in other clauses of this definition) of any other Person secured by any Lien on any property or asset owned or held by the first Person, to the extent of the value of such property or asset; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (h) any earn-out obligations or purchase price adjustments under purchase agreements; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (l) all Attributable Debt of such Person, and (m) Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark-to-Market Exposure of such Person under such arrangement at such time (and after giving effect to any Net Mark-to-Market Gains of such Person under such Swap Agreements).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the proposal letter delivered by any Holder, the Administrative Agent or any Affiliate thereof to the Issuer or any holder of Capital Stock in the Issuer with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Issuer or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnitee” as defined in Section 11.3(a).

“Indemnitee Agent Party” as defined in Section 10.6.

“Initial Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(a) , as evidenced by a promissory note in the form of Exhibit C.

“Institutional Investor” means (a) any Holder of an Initial Tranche A Note on the Closing Date, (b) any Holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know-how or proprietary property or technology and (e) all other intellectual property rights material to the operation of the Issuer’s or any of its Subsidiaries’ business.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date to (b) Consolidated Cash Interest Expense for such four Fiscal Quarter period; provided, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending December 31, 2012, Consolidated Adjusted EBITDAX and Consolidated Cash Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Cash Interest Expense, as applicable for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending March 31, 2013, Consolidated Adjusted EBITDAX and Consolidated Cash Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Cash Interest Expense, as applicable for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Interest Payment Date” means (a) each Monthly Date and (b) the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect redemption, retirement purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any direct or indirect loan, advance, capital contributions or other transfer of funds or Property by any Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (c) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in cash or Property) thereto minus the amount of all dividends, distributions or redemptions made in respect of such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Key Man” means each of Kim Bradford, Greg Franklin, and Larry Ray.

“Letters-in-Lieu” means letters-in lieu substantially in the form of Exhibit J.

“LOE ” means (a) leasehold operating expenses in the ordinary course of business and consistent with past practices, industry standards and applicable law and (b) other field level or lease level charges for operations in each case with respect to the Domestic Oil and Gas Properties of the Note Parties (excluding Consolidated Capital Expenditures and General and Administrative Costs).

“LIBOR” means, at any time, the greater of (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first calendar day of each month, as the rate for dollar deposits with a maturity of one month; provided that “LIBOR” for the time period between the Closing Date and the first day of the next succeeding calendar month shall be such rate as shall be in effect at approximately 11:00 a.m., London time, two Business Days prior to the Closing Date. In the event that such rate is not available at such time for any reason, then the “LIBOR” shall be determined by the Administrative Agent; and (b) two percent (2%) per annum.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or prospects of the Note Parties taken as a whole; (b) the ability of any Note Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document or a Related Agreement; (d) the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (e) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Holder under any Note Document.

“Material Contract” means, collectively, (a) any contract or agreement listed in Schedule 4.17 , (b) any contract or agreement requiring payments to be made or providing for payments to be received, in each case in excess of $125,000 individually or, if involving a series of related contracts or agreements, in the aggregate, (c) any other contract or other arrangement to which any Note Party is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) the Related Agreements, and (e) any agreement or instrument evidencing or governing Indebtedness (including, for the avoidance of doubt, any Swap Agreement).

“Maturity Date” means the earlier of (a) April 27, 2015 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Monthly Date” means the last day of each calendar month and if such day is not a Business Day, then the next succeeding Business Day after the last day of such calendar month.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means Mortgages substantially in the forms of Exhibit H, as they may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by any Note Party from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the applicable Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds), and (d) reasonable fees, costs and expenses payable by the Note Parties in connection with such Asset sale in an amount not to exceed three percent (3%) of the consideration paid in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by any Note Party (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Note Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Note Party in connection with the adjustment or settlement of any claims of any Note Party in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Net Mark-to-Market Gain” of a Person means, as of any date of determination, the excess (if any) of all unrealized profits over all unrealized losses of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-U.S. Holder” as defined in Section 2.14(e).

“Notes” means, collectively, the Tranche A Notes together with each series of the Supplemental Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefore pursuant to Section 11.30 of this Agreement.

“Note Document” means any of this Agreement, the Notes, if any, the Collateral Documents, each Supplement, if any, each Holder Warrant, the AMI Agreement, and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of the Administrative Agent or any Holder in connection herewith or pursuant to any of the foregoing.

“Note Party” means the Issuer and each Guarantor.

“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.1.

“Note Purchase Notice” means a written notice by the Issuer that it wishes to sell Notes, which Note Purchase Notice (a) sets forth the principal amount of Notes to be sold, (b) certifies that the use of proceeds of the proceeds of such Notes is in accordance with the APOD, (c) is accompanied by a general description of anticipated costs to be covered by the disbursement, (d) identifies the properties on the APOD on which the proceeds of such Notes are to be spent, (e) contains other documentation required by the Holders, (f) contains the information required by Section 3.4(d) and (g) is substantially in the form of Exhibit A.

“Obligations” means all liabilities and obligations of every nature of each Note Party and its Subsidiaries from time to time owed to the Administrative Agent (including any former Administrative Agent), the Holders, or any of them under any Note Document (excluding the Holder Warrants), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless the context otherwise requires, the term Oil and Gas Properties refers to Oil and Gas Properties of the Note Parties.

“OPA” as defined in the definition of “Environmental Laws.”

“Operated Oil and Gas Properties” means those Oil and Gas Properties of the Note Parties that are operated by the Issuer.

“Operating Account” as defined in Section 8.1.

“Operating Account Bank” as defined in Section 8.1.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Financing Proposals” as defined in Section 11.31.

“Other Sources” as defined in Section 11.3(c).

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Note Document.

“Participant” as defined in Section 11.7(g).

“Participation Agreement” means that certain Participation Agreement by and between the Issuer, Slawson Exploration Company, Inc., and U.S. Energy Development Corporation, dated as of April 21, 2011, as the same may be amended, supplemented or modified from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means (a) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens arising in the ordinary course of business, in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (b) Liens for taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (c) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) operate to reduce any net revenue interest of the applicable Note Party in the affected Oil and Gas Properties (ii) increase any working interest of the applicable Note Party in the affected Oil and Gas Properties without a proportionate increase in the corresponding net revenue interest of such Note Party or (iii) otherwise interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Note Parties; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of any Note Party to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor; (e) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not capital leases and cover assets that are leased by, but not owned by, a Note Party, (f) lease burdens existing on the Closing Date or otherwise permitted hereby constituting monetary obligations payable to third parties which are deducted in the calculation of engineered discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Note Party in the ordinary course of business, consistent with the past practices of such Note Party and as customary in the oil and gas industry, but only to the extent otherwise permitted hereunder; and (h) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are (i) customary in the oil, gas and mineral production business, and (ii) entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of any Note Party warranted in the Collateral Documents, to the extent that such Liens do not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by such Note Party; provided that the Liens described in clauses (a), (b) and (d) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced and provided further that no intention to subordinate the First Priority Lien granted in favor of the Administrative Agent and the Holders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.2.

“Permitted Recipients” as defined in Section 11.18.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Office” means, for Administrative Agent its “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Issuer and each Holder.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Notes of any Holder, the percentage obtained by dividing (a) the Exposure of that Holder, by (b) the aggregate Exposure of all Holders.

“Productivity Threshold” means, with respect to the Issuer, a Well Productivity Rate in excess of one-hundred seventy five (175) barrels of oil per day.

“Projections” as defined in Section 4.9.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Proposed Project” as defined in Section 11.31.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“PV10” means, in respect of either of the Proved Developed Producing Reserves or the Proved Reserves, respectively, of any Note Party’s Oil and Gas Properties, the present value of future cash flows (discounted at 10% per annum) calculated by the Administrative Agent in its sole and reasonable judgment (including using the price curve and costs determined in accordance with the definition of Reserve Report) after having reviewed the information from the most recent Reserve Report delivered by the Issuer pursuant to Section 6.1(o) and taking into account all other factors which the Administrative Agent reasonably deems material.

“Quarterly Date” means the last day of each Fiscal Quarter and if such day is not a Business Day, then the next succeeding Business Day after the last day of such Fiscal Quarter.

“RCRA” as defined in the definition of “Environmental Laws.”

“Recipient” as defined in Section 11.18.

“Register” as defined in Section 2.5(b).

“Related Agreements” means, collectively, the Slawson JOA, the Participation Agreement, and each agreement, exhibit, schedule, certificate or document related to the foregoing.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. With respect to Apollo, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Apollo may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Repayment Premium” as defined in Section 2.11(h).

“Requisite Holders” means one or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means each report, in form and substance satisfactory to the Administrative Agent in its sole discretion (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and projected production profiles and overall economics of the Note Parties’ Oil and Gas Properties, together with a projection of the rate of production and future cash flows as of such date, based on the following pricing assumptions:

(a)       oil and gas prices will be determined by the Administrative Agent based on the Administrative Agent’s then current forward product pricing curve, which prices will be adjusted to reflect location, but content and quality differentials and hedging arrangements then in place;

(b)       taking into account the Issuer’s or the applicable operator’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs; and

(c)       identifying and taking into account any “over-produced” or “under-produced” status under gas balancing arrangements.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Issuer now or hereafter outstanding, except a dividend payable solely in additional shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Note Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of any Note Party now or hereafter outstanding; (d) management or similar fees; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than the Notes.

“Right of First Refusal” as defined in Section 11.31.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in each Mortgage and in the Guarantee and Collateral Agreement.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Slawson JOA” means that certain Operating Agreement by and among Slawson Exploration Company, Inc. and the Issuer the form of which was agreed to and dated as of May 5, 2011, as the same may be amended, supplemented or modified from time to time.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets; (ii) if applicable, such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Subject Oil and Gas Properties” means Oil and Gas Properties of the Note Parties located within the geographic boundaries of Logan County, Oklahoma.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplement” as defined in Section 2.1(b).

“Supplemental Note” as defined in Section 2.1(b).

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among the Administrative Agent, the Issuer and a counterparty to a Swap Agreement approved by the Administrative Agent.

“Sweep Payment Date” as defined in Section 2.7.

“Sweep Percentage” means ninety percent (90%); provided that, after and during the continuance of an Event of Default, the Sweep Percentage shall be (100%).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including and any interest, penalties or additional amounts thereon.

“Tax on the Overall Net Income” of a Person means any net income or franchise Tax imposed on a Person by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its lending office) is located or in which that Person (and/or, in the case of a Holder, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Note Document or its participation in the transactions governed thereby).

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by the Administrative Agent, a Holder or any Tax Related Person of any of the foregoing.

“Third Party Beneficiary” as defined in Section 11.27.

“Tranche A Commitment” means as to any Holder, the commitment of such Holder to purchase a Tranche A Note in the manner set forth in Section 2.1. “Tranche A Commitments” means such commitments of all Holders in the aggregate. The amount of each Holder’s Tranche A Commitment is set forth on Appendix A-1, as the same may be increased pursuant to Section 2.1(c). The amount of the Tranche A Commitments as of the Closing Date is $10,000,000.

“Tranche A Interest” as defined in Section 2.6(a).

“Tranche A Make-Whole Amount” as defined in Section 2.11(g).

“Tranche A Make-Whole Expiry Date” as defined in Section 2.11(g).

“Tranche A Notes” means, collectively, the Initial Tranche A Notes together any Additional Tranche A Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefore pursuant to Section 11.31 of this Agreement.

“Transaction Costs” means the fees, costs and expenses payable by the Note Parties on or before the Closing Date in connection with the Transactions.

“Transactions” means the transactions contemplated by the Note Documents and the Related Agreements to occur on the Closing Date.

“Transportation Costs” means the actual costs of gathering, processing, compressing, and transporting production from the Oil and Gas Properties of the Note Parties from the wellhead to the point of sale, provided that all such costs are negotiated with, and paid to, third parties in arms-length transactions on terms that are reasonable in the area of operations for the quality and quantity of such production for the time period negotiated, at the time such prices are agreed to. In no event shall any General and Administrative Costs be included in the calculation or determination of Transportation Costs.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the applicable prepayment date to the Maturity Date, provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the Maturity Date, except that if the period from the applicable prepayment date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Undrawn Funds” means an amount equal to the difference between (A) $5,000,000 and (B) the aggregate principal amount of Tranche A Notes issued on or after the Closing Date; provided that the Undrawn Funds may never be negative.

“Warrant Share” means an amount, calculated for each Holder as of the Closing Date, equal to the value ascribed to the Holder Warrant conveyed on the Closing Date multiplied by the ratio of (a) the amount of such Holder’s Exposure as of the Closing Date, to (b) the aggregate amount of all Notes purchased on the Closing Date.

“Well Productivity Rate” means the cumulative weighted average rate of gross production (calculated based on the Issuer or its Subsidiaries’ working interest in the respective well on an 8/8ths basis) during the first thirty (30) days of production from all wells of the Note Parties drilled on any Subject Oil and Gas Properties; provided that, any day of production that is subsequent to the first sixty (60) calendar days following the Completion Date of such well shall not be counted for the purposes of calculating the Well Productivity Rate (even if such day of production is one of the first thirty (30) days of production for such well. For the avoidance of doubt, the first thirty (30) days of production from such wells need not be consecutive so long as they fall within the first sixty (60) calendar days following the Completion Date of such wells.

1.3       Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Administrative Agent shall so request, the Administrative Agent and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to the Administrative Agent and Holders reconciliation statements requested by the Administrative Agent (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.1(a), 6.1(b) and 6.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Issuer and the Pro Forma Balance Sheet.

1.4       Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

SECTION 2.
PURCHASE AND SALE OF NOTES

2.1       Note Purchase.

(a)       Subject to the terms and conditions hereof, on the Closing Date Issuer shall issue to Holders, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Tranche A Note in an aggregate principal amount equal to such Holder’s Pro Rata Share of up to $5,000,000, or a lesser amount as elected by the Issuer.

(b)       Subject to the terms and conditions hereof, after the Closing Date, the Holders (i) if the aggregate principal amount of all Tranche A Notes issued on or after the Closing Date is less than $5,000,000, shall, and (ii) if the aggregate principal amount of all Tranche A Notes issued on or after the Closing Date is greater than or equal to $5,000,000, may, in their sole discretion, agree to purchase additional Tranche A Notes from the Issuer (in each case, so long as all conditions set forth in Section 3.2 shall have been satisfied) in accordance with their respective Pro Rata Shares from time to time, provided that the aggregate amount of all Initial Tranche A Notes and Additional Tranche A Notes purchased by any Holder shall not exceed the Tranche A Commitment of that Holder. The aggregate amount of all such Additional Tranche A Notes in any Note Purchase must be greater than or equal to $1,000,000 or any higher integral multiple of $100,000 or must equal the amount of the remaining aggregate Tranche A Commitments.

(c)       Subject to the terms and conditions hereof, the Holders may agree from time to time in their sole and absolute discretion to purchase one or more additional tranches of notes from the Issuer under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit M. Each additional series of notes (the “Supplemental Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)       each series of Supplemental Notes, when so issued, shall be differentiated from all previous series by sequential alphabetical designation inscribed thereon;

(ii)       each series of Supplemental Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such dates, be subject to mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and other terms as shall be specified in the Supplement under which such Supplemental Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended to reflect such additional covenants and terms without further action on the part of the holders of the Notes outstanding under this Agreement; provided, that any such additional covenants or terms shall inure to the benefit of all holders of Notes so long as any Supplemental Notes issued pursuant to such Supplement remain outstanding;

(iii)       each series of Supplemental Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit M hereunder with such variations, omissions and insertions as are necessary or permitted hereunder; and

(iv)       no obligation or commitment to purchase Supplemental Notes is intended or evidenced hereby.

2.2       The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Initial Tranche Notes and Additional Tranche A Notes held by such Holder, together with interest accruing in connection therewith (or the terms of any Supplement), shall be evidenced by a single Initial Tranche A Note or Additional Tranche A Note, as applicable, made by Issuer payable to such Holder with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Supplement. Each Note shall be due and payable as provided herein or in the applicable Supplement, and shall be due and payable in full on the Maturity Date. Issuer may not borrow, repay, and reborrow hereunder or under the Notes.

2.3       Requests for Notes. Issuer must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a)       specify the aggregate amount of any such Note Purchase the date on which such Notes are to be purchased; and

(b)       be received by Administrative Agent no later than 10:00 a.m., New York, New York time, five (5) Business Days prior to the date on which any such Notes are to be purchased (provided that the Note Purchase Notice for the Notes purchased on the Closing Date may be delivered on the Closing Date).

Each such written request or confirmation must be made in the form and substance of the Note Purchase Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Issuer as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Note Purchase Notice, Administrative Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met, each Holder will on the date requested promptly remit to Administrative Agent at the Administrative Agent’s Account the amount of such Holder’s new Note in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Notes have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Notes available to Issuer. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

2.4       Use of Proceeds. The proceeds of the Notes (a) issued on the Closing Date may only be used for the purposes and in the amounts set forth on Schedule 2.4 and (b) issued after the Closing Date may only be used in furtherance of the APOD or as otherwise permitted hereunder and more particularly described in the Note Purchase Notice with respect thereto.

2.5       Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a)       Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Note Parties, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.

(b)       Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Holders and the Notes of each Holder from time to time (the “Register”). The Register shall be available for inspection by the Issuer, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Notes, and each repayment or prepayment in respect of the principal amount of the Notes, and any such recordation shall be conclusive and binding on the Issuer and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The Issuer hereby designates the entity serving as the Administrative Agent to serve as the Issuer’s agent solely for purposes of maintaining the Register as provided in this Section 2.5 , and the Issuer hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.6       Interest; Administrative Agent Fee.

(a)       Interest.

(i)       Interest. Each Tranche A Note shall at all times bear interest at a rate equal to LIBOR plus fifteen percent (15.00%) per annum (as such amount may be increased pursuant to Section 2.6(c)

), paid in cash (“Tranche A Interest”).

(ii)       Supplemental Notes Interest. Each Supplemental Note shall bear interest as set forth in the applicable Supplement.

(b)       Interest Payment Dates. (i) Tranche A Interest on each Tranche A Note shall be due and payable on each Interest Payment Date. Interest on any Supplemental Notes shall bear interest as set forth in the applicable Supplement. All interest payable hereunder shall be computed on the basis of a 360-day year.

(c)       Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Tranche A Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes. Payment or acceptance of the increased rates of interest provided for in this Section 2.6(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(d)       Administrative Agent Fee. On the first anniversary of the Closing Date and on each anniversary thereafter, the Issuer will pay to the Administrative Agent for its own account, a fee of $50,000.

(e)       Standby Fees. The Issuer agrees to pay to the Administrative Agent for the account of each Holder a standby fee, which shall accrue at a rate per annum equal to 3.00% on such Lender’s pro rata portion of the average daily amount of the Undrawn Funds during the period from and including the Closing Date to but excluding the Maturity Date. Accrued standby fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the Closing Date. All standby fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such standby fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.7       Repayment of Notes.

(a)       Excess Cash Sweep. If on any Quarterly Date the Issuer has not met or exceeded the Productivity Threshold for the Fiscal Quarter then ended, then on the date that is fifteen days (or if such date is not a Business Day, the next succeeding Business Day) following such Quarterly Date (each, a “Sweep Payment Date”), the Issuer will prepay the Notes in the order set forth in Section 2.10 (together with any amounts due pursuant to Section 2.6), by an amount equal to the Sweep Percentage multiplied by the Consolidated Net Cash Flow for the Fiscal Quarter most recently ended. Together with each repayment under this Section 2.7(a), the Issuer shall deliver a certificate from an Authorized Officer setting forth in reasonable detail the calculation of Consolidated Net Cash Flow for the applicable period.

(b)       Repayment at the Maturity Date. If any principal or interest amount payable under the Notes remains outstanding at the Maturity Date, such amount will be paid in full by Issuer to Holders in immediately available funds on the Maturity Date.

2.8       Voluntary Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes, the Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.6 2.11(h), Section 2.11(g) and Section 2.11(h)) in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $1,000,000 and integral multiples of $100,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.10.

2.9       Mandatory Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes:

(a)       Asset Sales. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Net Asset Sale Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds; provided that Issuer shall have no obligation to prepay the Notes to the extent that such Net Asset Sale Proceeds are attributable to an asset sale permitted by Section 7.8.

(b)       Insurance/Condemnation Proceeds. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party), or the Administrative Agent as sole loss payee, or promptly thereafter of any Net Insurance/Condemnation Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that the aggregate Net Insurance/Condemnation Proceeds in any Fiscal year do not exceed $100,000 and aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000, the Issuer shall have the option to invest Net Insurance/Condemnation Proceeds within one-hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of the Issuer.

(c)       Issuance of Indebtedness. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Cash proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) of such Note Party, the Issuer shall prepay the Notes in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)       Extraordinary Receipts. No later than the fifth (5th) Business Day following the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Extraordinary Receipts related to any well located on Domestic Oil and Gas Properties, the Issuer shall prepay the Notes in an aggregate amount equal to such Extraordinary Receipts.

(e)       Tax Refunds. On the date of receipt by any Note Party for its account (or any Affiliate on behalf of such Note Party) or promptly thereafter of any tax refunds in excess of $25,000 in the aggregate in any Fiscal Year, the Issuer shall prepay the Notes in an aggregate amount equal to the amount of such tax refunds.

(f)       Prepayment Certificate. Concurrently with any prepayment of the Notes pursuant to Sections 2.9(a) -(e) the Issuer shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(g)       Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Sections 2.9(a)-(e) with respect to such Holder’s Pro Rata Share of such prepayment.

2.10       Application of Payments.

(a)       Prepayments Waterfall. Any payment of any Note made pursuant to Sections 2.7, 2.8, or 2.9 shall be applied as follows (as modified by any Supplement):

first, ratably to pay all expenses, fees and actual, incurred indemnities to the full extent thereof;

second, ratably to pay any accrued Tranche A Cash Interest (including interest at the Default Rate, if any) or any cash interest accrued on the Supplemental Notes until paid in full;

third, ratably to pay the Tranche A Make-Whole Amount and the Repayment Premium, if any, on the Tranche A Notes until paid in full (including, for the avoidance of doubt, any Tranche A Make-Whole Amount or Repayment Premium resulting from the prepayment of principal under clause fourth below) and any make-whole amounts or other amounts required to be paid with respect to any Supplemental Notes;

fourth, to prepay the principal amount of all Notes then outstanding until paid in full;

fifth, ratably to pay any other Obligations then due and payable; and

sixth, to the Issuer.

2.11       General Provisions Regarding Payments.

(a)       All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to the Administrative Agent’s Account for the account of Holders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Issuer on the next Business Day. In the event funds on deposit in the Operating Account are insufficient to pay accrued but unpaid Tranche A Interest (or other cash interest) on any date, the Issuer hereby authorizes the Administrative Agent to debit the Current Reserve on deposit in the Capital Reserve Account in the amount of any such shortfall; provided that (i)the Administrative Agent shall be under no obligation to do so, (ii) this Section 2.11 is not intended to limit the Issuer’s obligation to pay interest on any Interest Payment Date, and (iii) the Issuer shall be obligated to replenish the Current Reserve in an amount equal to such debited amount.

(b)       All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)       The Administrative Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)       Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)       The Administrative Agent shall deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f)       If an Event of Default shall have occurred and not otherwise been waived, subject to the terms of any Swap Intercreditor Agreement, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due the Administrative Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to the Administrative Agent under the Note Documents until paid in full, second, to pay any costs, expenses, indemnities or fees then due to the Administrative Agent under the Note Documents until paid in full, third, ratably to pay any expenses, fees or indemnities then due to any of the Holders under the Note Documents, until paid in full, fourth, ratably to the payment of any accrued interest (including interest at the Default Rate, if any) until paid in full, fifth, ratably to pay any Tranche A Make-Whole Amount or other make-whole amounts until paid in full, sixth, ratably to pay the principal amount of all Notes then outstanding until paid in full, and seventh, ratably to pay any other Obligations then due and payable.

(g)       Tranche A Make Whole Amount. If, on or prior to October 27, 2013 (the “Tranche A Make-Whole Expiry Date”), the Issuer prepays, for any reason, whether as a result of an acceleration (or deemed acceleration) following an Event of Default or otherwise (but excluding any payment made pursuant to Section 2.7(a)), all or any part of the principal balance of any Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the benefit of all Holders, in addition to the amount so prepaid, (i) an amount equal to the present value at such time, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of the amount of interest which would have been payable on the principal balance of the Note being prepaid from the date of prepayment through the Tranche A Make-Whole Expiry Date (the “Tranche A Make-Whole Amount”) and (ii) the Repayment Premium on the prepaid amount; provided, that if at any time on or prior to October 27, 2013, the Tranche A Notes are repaid in full, the Tranche A Make-Whole Amount and the Repayment Premium on such Tranche A Notes shall be calculated as if the principal amount of such Tranche A Notes is the greater of (X) the principal amount of such Tranche A Notes being prepaid and (Y) $7,000,000. Any make-whole amount with respect to Supplemental Notes shall be set forth in the applicable Supplement.

(h)       Repayment Premium. Together with any repayment made pursuant to terms of this Agreement, whether such repayment occurs as a result of an acceleration (whether automatic or optional acceleration) following an Event of Default or otherwise, then the Issuer shall pay to the Administrative Agent, for the benefit of all Holders, in addition to the amount so repaid, an amount equal to the percentage (herein referred to as the “Repayment Premium”) set forth in the following chart, of the principal amount so repaid, together with unpaid interest on the amount so repaid.

Date of Prepayment	Repayment Percentage

From the Closing Date through the date that is 18 calendar months following the Closing Date	5.0%

Any date thereafter.	2.5%

Any payment required pursuant to this Section 2.11(h) is in addition to, and not a replacement of any amount paid pursuant to Section 2.6 or Section 2.11(g). For the avoidance of doubt, this Section 2.11(h) is for the benefit of the Holders only and is not intended to be the sole remedy for the Issuer’s breach of Section 2.8.

2.12       Ratable Sharing. Holders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder.

2.13       Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its applicable lending office) to any additional Tax (other than any Tax on the Overall Net Income of such Holder) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its applicable lending office) with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its sole discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder shall deliver to Issuer (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14       Taxes; Withholding, etc.

(a)       Payments to Be Free and Clear. All sums payable by any Note Party hereunder and under the other Note Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Note Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)       Withholding of Taxes. If any Note Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the Issuer shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Issuer becomes aware of it; (ii) the Issuer shall pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, the Administrative Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Issuer shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Holder under clause (iii) above to the extent such Tax withholding or deduction requirement is in effect and applicable, as of the date hereof (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on the effective date of the Assignment Agreement pursuant to which such Holder became a Holder (in the case of each other Holder), except to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable to such Holder's assignor (including each of their Tax Related Persons) immediately before such Holder becomes a party hereto.

(c)       Other Taxes. In addition, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d)       Indemnification. The Note Parties shall indemnify Administrative Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by Administrative Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.14; provided, however, that the Note Parties shall not be required to indemnify the Administrative Agent and Holders for (i) any Taxes that would be excluded from a gross-up under Section 2.14(b), (ii) in duplication of Taxes covered by Sections 2.14(b) or (c), or (iii) any Tax on the Overall Net Income, other than in the case of (A) any matters addressed in Section 2.14(c) and any indemnification therefor and (B) any payments of expenses and costs made pursuant to this Section 2.14(d), in which instances such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including any Tax on the Overall Net Income applicable to amounts covered by this Section 2.14(d)(iii)(A) or (B)), Administrative Agent, the Holders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs. A certificate from the relevant Holder or the Administrative Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(e)       Administrative Requirements; Forms Provision. Each Holder that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall deliver to Administrative Agent for transmission to the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or Joinder Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or the Administrative Agent (each in the reasonable exercise of its discretion), the following:

(i)       in the case of a Non-U.S. Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed original copies of Internal Revenue Service (the “IRS”) Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)       in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue , a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)       to the extent a Non-U.S. Holder is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are claiming the portfolio interest exemption, such Non-U.S. Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

Each Holder required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Holder shall promptly deliver to Administrative Agent for transmission to the Issuer two new original copies of IRS Form W-8BEN, W-8IMY or W-8ECI, and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue and reasonably requested by the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of United States federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. The Issuer shall not be required to pay any additional amount to any Non-U.S. Holder under Section 2.14(b)(iii) 2.14(b) to the extent such amount relates to an amount of withholding that would not have been due in the event, such Holder had delivered the forms, certificates or other evidence referred to in the second sentence of this Section 2.14(e) that it is legally entitled to deliver; provided, if such Holder shall have satisfied the requirements of the first sentence of this Section 2.14(e) on the Closing Date or on the date of the Assignment Agreement or Joinder Agreement pursuant to which it became a Holder, as applicable, nothing in this penultimate sentence of Section 2.14(e) shall relieve the Issuer of its obligation to pay any additional amounts pursuant this Section 2.14 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder is not subject to withholding as described herein. Nothing in this Section 2.14 shall be construed to require a Holder or the Administrative Agent to provide any forms or documentation that it is not legally entitled to provide

(f)       If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 3.

CONDITIONS PRECEDENT

3.1       Closing Date. The obligation of each Holder to purchase a Tranche A Note on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions on or before the Closing Date:

(a)       Note Documents; Related Agreements. Administrative Agent shall have received sufficient copies of each Note Document and each Related Agreement originally executed and delivered by each Note Party.

(b)       Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document of each Note Party, certified as of a recent date by the appropriate Governmental Authority, for each Holder, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents to which it is a party; (iii) resolutions of the manager or member or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other Organizational Documents as the Administrative Agent may reasonably request.

(c)       Title to Oil and Gas Properties. The Administrative Agent shall have received title information as it may require satisfactory to it setting forth the status of title to the Domestic Oil and Gas Properties.

(d)       [Reserved].

(e)       Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f)       First Priority Lien on Oil and Gas Properties. In order to create in favor of the Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest on all Domestic Oil and Gas Properties, the Administrative Agent shall have received:

(i)       fully executed and notarized Mortgages for recording in all appropriate places in all applicable jurisdictions, encumbering such Domestic Oil and Gas Properties; and

(ii)       an amount necessary to cover all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Domestic Oil and Gas Properties in the appropriate real estate records.

(g)       Personal Property Collateral. In order to create in favor of the Administrative Agent, for the benefit of the Holders a valid, perfected First Priority security interest in all personal property Collateral of the Note Parties, the Administrative Agent shall have received:

(i)       evidence satisfactory to the Administrative Agent of the compliance by each Note Party of their respective obligations under the Guarantee and Collateral Agreement and the other Collateral Documents (including their obligations to deliver UCC financing statements, originals of securities, instruments and chattel paper);

(ii)       (A) the results of a recent search, by a Person satisfactory to the Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search, and, and (A) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search that do not constitute Permitted Liens;

(h)       Holder Warrants. The Administrative Agent shall have received a duly executed copy of each Holder Warrant, which, in the aggregate, permit the Holders to acquire up to three percent (3%) of the Capital Stock in the Issuer.

(i)       Swap Agreements. The Administrative Agent shall be satisfied with the form and substance and terms of any Swap Agreements that the Issuer proposes to enter into, which shall be at the strike prices, quantities and notional volumes and for the duration set forth on Schedule 4.30.

(j)       Related Agreements. The Administrative Agent shall have received evidence that all notices to operators, partners or other necessary parties under, and other actions required by, the Related Agreements have taken place prior to the Closing Date.

(k)       Control Agreements. The Administrative Agent shall have received a duly executed Control Agreement covering the Operating Account, the Capital Reserve Account and each other deposit or securities account of any Note Party.

(l)       Environmental Reports. The Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to the Administrative Agent, regarding environmental matters relating to the Domestic Oil and Gas Properties.

(m)       Evidence of Insurance. The Administrative Agent shall have received a certificate from the Issuer’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with all other endorsements and other requirements set forth in Section 6.6.

(n)       Opinions of Counsel to Note Parties. Holders and their respective counsel shall have received executed copies of the favorable written opinion of Robertson & Williams, special Oklahoma counsel for the Note Parties dated as of the Closing Date and covering such matters as the Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Note Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Holders).

(o)       Expenses. The Issuer shall have paid to Administrative Agent all amounts payable pursuant to Section 11.2.

(p)       Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from each Note Party dated as of the Closing Date and addressed to the Administrative Agent and Holders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, such Note Parties are and will be Solvent.

(q)       Closing Date Certificate. The Issuer shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(r)       No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Administrative Agent, singly or in the aggregate, impairs any of the transactions contemplated by the Note Documents or the Related Agreements.

(s)       Due Diligence. No information or materials are or should have been available to any Note Party as of the Closing Date that are materially inconsistent with the material previously provided to the Administrative Agent for its due diligence review. The Administrative Agent and its counsel shall be satisfied with a due diligence review of each Note Party’s material agreements, including, but not limited to, satisfactory review of operating agreements, marketing agreements, transportation agreements, processing agreements and other agreements governing or relating to the Note Parties’ Oil and Gas Properties. The Administrative Agent and its counsel shall be satisfied with a due diligence review of the Issuer and each Guarantor.

(t)       No Material Adverse Effect. Since the date of the Issuer’s most recent audited annual financial statements delivered to the Administrative Agent prior to the Closing Date, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(u)       Funds Flow. The Administrative Agent shall have received at least two (2) days prior to the Closing Date a funds flow memorandum, in form and substance reasonably satisfactory to it.

(v)       Operating Account; Capital Reserve Account. The Issuer shall have established at its expense (i) the Operating Account in accordance with Section 8.1 and (ii) the Capital Reserve Account in accordance with Section 8.2.

(w)       Direction Letters; Letters-in-Lieu. The Administrative Agent shall have received Letters-in-Lieu and Direction Letters addressed to all Persons that owe or are expected to owe Cash Receipts to any Note Party, executed by the applicable Note Party, in such quantity as the Administrative Agent may request.

(x)       Liabilities. The Administrative Agent shall be satisfied (i) with the potential plugging and abandonment liabilities associated with the Note Parties’ Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of such Note Party associated therewith and (ii) that no amounts are owing under the Related Agreements other than as set forth on Schedule 2.4.

(y)       Upfront Fee. The Issuer shall have paid the Administrative Agent, for the account of each Holder, an upfront fee equal to two percent (2%) of the principal amount of the Initial Tranche A Notes purchased by such Holder.

The Administrative Agent shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.5) at or prior to 2:00 p.m., New York City time, on April 30, 2012 (and, in the event such conditions are not so satisfied or waived, the Tranche A Commitments shall terminate at such time).

3.2       Conditions to Purchase of Additional Tranche A Notes. The obligation of each Holder to purchase any Additional Tranche A Note is subject to the satisfaction of the following conditions:

(a)       The representations and warranties of the Issuer set forth in this Agreement shall be true and correct on and as of the date of any such purchase of Additional Tranche A Notes (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)       At the time of and immediately after giving effect to the issuance of such Additional Tranche A Notes, no Default or Event of Default shall have occurred and be continuing.

(c)       The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Note Party may be a party.

(d)       the Chief Financial Officer of the Issuer shall have delivered an executed Note Purchase Notice, substantially in the form of Exhibit A, representing and warranting and otherwise demonstrating to the satisfaction of the Administrative Agent that, as of such date, the Issuer reasonably expects, after giving effect to the proposed transfer of funds and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance in all material respects with all operating and financial covenants set forth in this Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date; provided, however, that to the extent any operating or financial covenant herein contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 3.4(d) shall be disregarded with respect to certifying compliance with respect to such operating and financial covenant.

(e)       The Issuer shall have, at the time of such issuance of Additional Tranche A Notes, a Well Productivity Rate in excess of one-hundred seventy five (175) barrels of oil per day.

(f)       The Issuer shall be in pro-forma compliance with the covenants set forth in Section 7.7.

(g)       The Issuer shall have paid the Administrative Agent, for the account of each Holder, an upfront fee equal to two percent (2%) of the principal amount of the Additional Tranche A Notes purchased by such Holder pursuant to such Note Purchase.

Each issuance of Additional Tranche A Notes be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

3.3       Conditions to Purchase of Supplemental Notes. The terms and conditions under which the Holders might agree to purchase any Supplemental Notes shall be set forth in the Supplement to which such Supplemental Notes may be issued.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

In order to induce Holders to enter into this Agreement and to purchase their respective Notes, each Note Party represents and warrants to the Administrative Agent and each Holder, (a) on the Closing Date that the following statements are true and correct and (b) on each date that an Note Purchase Notice is delivered and on the date of each Note Purchase (other than the Closing Date in which case clause (a) shall govern), that the following statements are true and correct in all material respects (provided that to the extent any statement set forth below or incorporated by reference herein that contains qualifiers such as “in all material respects” or “material” or similar qualifiers, then such statements shall be true and correct on each date that an Note Purchase Notice is delivered and on the date of each Note Purchase):

4.2       Organization; Requisite Power and Authority; Qualification. Each Note Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.2, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Issuer, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.3       Capital Stock and Ownership. The Capital Stock of each of Note Party has been duly authorized and validly issued. Except for the Holder Warrants, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement to which any Note Party is a party requiring, and there is no other Capital Stock of any Note Party outstanding which upon conversion or exchange would require, the issuance by any Note Party of any additional membership interests or other Capital Stock of any Note Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Note Party. Schedule 4.3 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the Transactions, of the name of each Note Party and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.3, as of the Closing Date, no Note Party has any equity investments in any other corporation or entity.

4.4       Due Authorization. The execution, delivery and performance of the Note Documents and the Related Agreements have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Note Party that is a party thereto.

4.5       No Conflict. The execution, delivery and performance by each of the Note Parties of the Note Documents and the Related Agreements to which such Note Party is a party do not and will not (a) violate in any material respect any provision of any Governmental Requirement applicable to any Note Party or any of the Organizational Documents of any Note Party; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of any Note Party other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Closing Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (other than any Liens created under any of the Note Documents in favor of the Administrative Agent, on behalf of the Holders and other Permitted Liens); (d) result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Note Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Administrative Agent.

4.6       Governmental Consents. Except as set forth on Schedule 4.6, the execution, delivery and performance by each of the Note Parties of the Note Documents and Related Agreements to which they are parties and the consummation of the Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date, (b) filings necessary to maintain perfection of the Collateral, (c) routine filings related to such Note Party and the operating of its business, and (d) such filings as may be necessary in connection with the Holder’s exercise of remedies hereunder.

4.7       Binding Obligation. Each Note Document and each Related Agreement has been duly executed and delivered by each Note Party (or Affiliate of a Note Party) that is a party thereto and is the legally valid and binding obligation of such Note Party (or Affiliate of such Note Party), enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.8       Financial Information. As of the Closing Date, the Issuer has no contingent liability or liability for taxes, long term lease or unusual forward or long term commitment including under any farm-in, exploration or other development agreement that has not been disclosed in writing to the Administrative Agent and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Issuer taken as a whole. All material obligations of the Issuer to make capital expenditures to drill or otherwise develop any Domestic Oil and Gas Properties are specified in the APOD.

4.9       Projections. On and as of the Closing Date, the Projections of the Issuer and its consolidated Subsidiaries for the period from March, 2012 through and including February, 2014, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of the Issuer and, as of the Closing Date, the management of the Issuer believed that the Projections were reasonable and attainable.

4.10       No Material Adverse Effect. Except as reflected on Schedule 4.10, since the date of the Issuer’s most recent audited annual financial statements delivered to the Administrative Agent prior to the Closing Date, (a) no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect and (b) the business of the Note Parties has been conducted only in the ordinary course consistent with past business practices.

4.11       No Restricted Junior Payments. Except as reflected on Schedule 4.11, since the date of the Issuer’s most recently delivered audited annual financial statements prior to the Closing Date, neither the Issuer nor any of its Subsidiaries or any Affiliate has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 7.4.

4.12       Adverse Proceedings, etc. Except as reflected on Schedule 4.12, there are no Adverse Proceedings, individually or in the aggregate, which if adversely determined could reasonably be expected to result in a Material Adverse Effect. No Note Party (a) is in violation of any Governmental Requirement of any Governmental Agency (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Agency, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or relate to any Note Document, any Related Agreement or any of the Transactions.

4.13       Payment of Taxes. Except as reflected on Schedule 4.13 or as otherwise permitted under Section 6.4, all tax returns and reports of each Note Party required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon any Note Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except those which are being actively contested by such Note Party in good faith and by appropriate proceedings, which are reflected on Schedule 4.13 to the extent in existence on the Closing Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. The charges, accruals and reserves on the books of the Note Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Issuer, adequate. No Tax Lien has been filed and, to the knowledge of the Issuer, no claim is being asserted with respect to any such Tax or other such governmental charge.

4.14       Properties.

(a)       Title.

(i)       Each Note Party has good and defensible title to its Oil and Gas Properties and good title to all its personal Properties (or a valid leasehold interest with respect to all leasehold interests in other real or personal Property), in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to the Permitted Liens, and subject to any consent or nonconsent elections after the date hereof affecting such Note Party’s Hydrocarbon Interests, each such Note Party owns at least the net interests in production attributable to its Hydrocarbon Interests as reflected in the exhibits to the Mortgages and in the most recently delivered Reserve Report (or internally generated engineering data), and the ownership of such Properties shall not in any material respect obligate such Note Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of its working interest in each Property set forth in the most recently delivered Reserve Report (or internally generated engineering data) that is not offset by a corresponding proportionate increase in such Note Party’s net revenue interest in such Property;

(ii)       All leases and agreements necessary for the conduct of the business of each Note Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases; and

(iii)       The rights and Properties presently owned, leased or licensed by each Note Party including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit such Note Party to conduct its business.

(b)       Oil and Gas Properties. Except for such acts or failures to act as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, each Note Party’s Oil and Gas Properties (and related Facilities) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of such Note Party’s Hydrocarbon Interests and other contracts and agreements forming a part of such Note Party’s Oil and Gas Properties. Specifically in connection with the foregoing, (i) no Oil and Gas Property of any Note Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of any Note Party’s Oil and Gas Properties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, or otherwise are legally located within, such Note Party’s Oil and Gas Properties (or in the case of wells located on Facilities unitized therewith, such unitized Properties).

(c)       Each Note Party, if any, owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Note Party does not infringe upon the rights of any other Person. Each Note Party either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used or usable in the conduct of their businesses, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

4.15       Environmental Matters. To the best of the Issuer’s knowledge, except for such matters as set forth on Schedule 4.15 or which could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect:

(a)       Each Note Party’s Domestic Oil and Gas Properties and operations thereon are, and within all applicable statute of limitation periods have been in compliance with all applicable Environmental Laws.

(b)       The Note Parties have obtained all Environmental Permits required for the operations of their respective Domestic Oil and Gas Properties, with all such Environmental Permits being currently in full force and effect, and no Note Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c)       There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Issuer’s knowledge, threatened against any Note Party or any Note Party’s Domestic Oil and Gas Properties or as a result of any operations at such Properties.

(d)       None of the Properties of any Note Party contain or have contained any: (i)underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e)       There has been no Release or, to the Issuer’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Note Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Issuer, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f)       No Note Party nor, to the knowledge of the Note Parties, any operator of any Note Party’s Domestic Oil and Gas Properties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Note Party’s Properties and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)       There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Note Party’s Domestic Oil and Gas Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

(h)       The Note Parties have provided to the Administrative Agent complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Issuer’s possession or control and relating to any Note Party’s Domestic Oil and Gas Properties or operations thereon.

4.16       No Defaults.

(a)       Except as reflected on Schedule 4.16, no Note Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default.

(b)       No Default or Event of Default has occurred and is continuing.

4.17       Material Contracts. Schedule 4.17 (as the same may be updated from time to time in writing by the Issuer) contains a true, correct and complete list of all the Material Contracts of each Note Party including agreements relating to the purchase, transportation by pipeline, gas processing, development, marketing, sale and supply of Hydrocarbons, farmout arrangements, joint operating agreements, operating agreements, or other material contracts to which any Note Party is a party on the Closing Date. All such Material Contracts, are in full force and effect (other than any Material Contract that has expired in accordance with its terms) and no defaults exist thereunder (other than as described in Schedule 4.17).

4.18       Governmental Regulation. No Note Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Note Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.19       Margin Stock. No Note Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes purchased by such Note Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.20       Employee Matters. Each Note Party has good labor relations. The Note Parties, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. No Note Party has been or is engaged in any unfair labor practice. There has been and is (a) no unfair labor practice charge or complaint pending against any Note Party, or to the best knowledge of the Issuer, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Note Party or to the best knowledge of the Issuer, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting any Note Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Note Party has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of the Issuer, no union representation question existing with respect to any of the employees of any Note Party and, to the best knowledge of the Issuer, no labor union organizing activity with respect to any employees of any Note Party that is taking place.

4.21       Employee Benefit Plans. Issuer, its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by any Note Party or any of their ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Issuer, or any its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Issuer, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Issuer, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is zero. Issuer, its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.22       Brokers. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions other than as set forth on Schedule 4.21.

4.23       Solvency. Each Note Party is and, upon the incurrence of any Note Purchase by such Note Party on any date on which this representation and warranty is made, will be, Solvent.

4.24       Related Agreements. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Note Party (or Affiliate of any Note Party) in any Related Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in any Related Agreement to the contrary, the representations and warranties of each Note Party set forth in this Section 4.24 shall, solely for purposes hereof, survive for the benefit of the Administrative Agent and the Holders.

4.25       Disclosure. No representation or warranty of any Note Party contained in any Note Document or Related Agreement and none of the reports, financial statements, certificates furnished to the Administrative Agent and the Holders by or on behalf of any Note Party for use in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact (known to the Issuer, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading as of the time when made or delivered in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Issuer to be reasonable at the time made. There are no agreements, instruments and corporate or other restrictions to which any Note Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to or the Issuer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or cause the Holders increased risk that the Notes will not be repaid and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent and the Holders for use in connection with the transactions contemplated hereby.

4.26       Insurance. The Property and the operators of any Oil and Gas Properties of any Note Party are adequately insured in compliance with the requirements of Section 6.6. Schedule 4.26 sets forth a list of all insurance maintained by or on behalf of the Note Parties as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.27       Separate Entity. The Issuer (a) has taken all necessary steps to maintain the separate status and records of the Note Parties, on a consolidated basis, (b) does not commingle any assets or business functions with any other Person (other than any Note Party), (c)  maintains separate financial statements from all other Persons (other than other Note Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Note Party), (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) has not committed any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its stockholders, (h) has not taken any action that might cause it to become insolvent, (i) has not failed to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions, to observe all formalities required by the laws of the State of Delaware, relating to corporations, or fail to observe all formalities required by its Organizational Documents and (j) has not held itself out to be responsible for the debts of another Person (other than any Note Party).

4.28       Security Interest in Collateral. The provisions of this Agreement and the other Note Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and in the case of Collateral which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate office, such Liens constitute perfected and continuing First Priority Liens on the Collateral, securing the Obligations, enforceable against the applicable Note Party and all third parties, except in the case of Liens permitted by Sections 7.2(a), but only to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent by operation of law.

4.29       Affiliate Transactions. There are no existing or proposed agreements, arrangements, understandings, or transactions between any Note Party on the one hand, and any of the officers, members, managers, directors, stockholders, other interest holders or employees (or any member of their respective families or Affiliates of any of the foregoing) of any Note Party on the other hand, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Note Party or any Person with which any Note Party has a business relationship or which competes with any Note Party. None of the Note Parties are party to any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided by any Person to an Affiliate of any Note Party on terms more favorable than that provided to the Issuer for similar services.

4.30       Swap Agreements. Schedule 4.30, as of the date hereof, and after the date hereof, each report required to be delivered by the Issuer pursuant to Section 6.1(n), sets forth, a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure thereof and the counterparty to each such agreement.

4.31       Permits, Etc. Except as disclosed in Schedule 4.31, each Note Party has, and is in compliance with, all material Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no claim that any thereof is not in full force and effect.

4.32       Names and Places of Business. No Note Party has, during the preceding five years, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.32. The chief executive office and principal place of business of each Note Party is located at the address of such Note Party set out in Schedule 4.32. Except as indicated in Schedule 4.32, no Note Party has had any other office or place of business within the past 5 years. Each Note Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 4.32 (or as set forth in a notice delivered pursuant to Section 6.1(l).

4.33       Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.33, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Issuer represents that it or the applicable Note Party is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable by the applicable Note Party on 60 days notice or less without penalty or detriment for the sale of production from any Note Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. Cash Receipts will be paid in full to the Operating Account on a timely basis following receipt thereof, and none of such proceeds are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 4.33, none of the Oil and Gas Properties of any Note Party is subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 30 days, and in the case of gas, not in excess of 60 days).

4.34       Right to Receive Payment for Future Production. Except as set forth in Schedule 4.34, no Oil and Gas Property is subject to any “take or pay”, gas imbalances (in excess of one-half bcf of gas (on an mcf equivalent basis)) or other similar arrangement (a) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (b) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.1. No Cash Receipts in excess of one percent (1% of the Cash Receipts in any Fiscal Year) of the Proved Reserves of any Note Party is subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

4.35       Existing Accounts Payable. Set forth on Schedule 4.34 hereto is a complete and correct list of all existing accounts payable of each Note Party as of the date hereof.

4.36       Related Agreement Obligations. Except as set forth on Schedule 2.4, no amounts are owing under any Related Agreement by any Note Party.

4.37       Private Offering. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SECTION 5.

[RESERVED]

SECTION 6.

AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until payment in full in cash of the Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1       Financial Statements and Other Reports.

Unless otherwise provided below, the Issuer will deliver to Administrative Agent and Holders:

(a)       Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter of each Fiscal Year), the consolidated balance sheets of the Issuer and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Issuer and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)       Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Issuer and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements a report thereon by independent certified public accountants of recognized regional standing selected by the Issuer and satisfactory to Administrative Agent, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c)       Daily Reports. Promptly upon the receipt thereof, but in any event no later than 12:00 noon on the next succeeding Business Day after such receipt, a copy or electronic copy of all drilling and recompletion reports received by any Note Party or Affiliate of any Note Party;

(d)       Compliance Certificate. Together with each delivery of financial statements of the Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(a) and 6.1(b), a duly executed and completed Compliance Certificate;

(e)       Notice of Litigation. Prompt written notice (but, in any event, within three (3) Business Days) of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Issuer to Holders which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (ii) any material development in any Adverse Proceeding previously required to be disclosed hereunder;

(f)       ERISA. (i) The occurrence of or forthcoming occurrence of any ERISA Event, a prompt written notice (but, in any event, within three (3) days) specifying the nature thereof, what action the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness (but, in any event, within three (3) Business Days), copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Issuer, any its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(g)       Financial Plan. As soon as practicable and in any event no later than March 1st of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Issuer and its consolidated Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Issuer and its consolidated Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.7 through the final maturity date of the Notes, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Administrative Agent and accompanied by a Financial Officer Certificate certifying that the projections contained therein are based upon good faith estimates and assumptions believed to be reasonable at the time made and at the time of delivery thereof;

(h)       Certificate of Insurer. Concurrently with the delivery of financial statements pursuant to Section 6.1(b), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6, in form and substance satisfactory to the Administrative Agent;

(i)       Notice of Change in Board of Directors. Promptly, written notice of any change in the board of directors (or similar governing body) of any Note Party;

(j)       Board of Directors Materials. Promptly following any request therefore, such materials and minutes prepared for and distributed in connection with meetings of or actions taken by the directors or managers of the Issuer that are related to the financial condition of the Issuer or any Indebtedness of the Issuer (other than any materials or information that are privileged or are governed by a confidentiality agreement prohibiting the sharing of such information with the Administrative Agent or the Holders);

(k)       Notice Regarding Material Contracts. Promptly, and in any event within five (5) Business Days (i) after any Material Contract of any Note Party is terminated or amended and (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto;

(l)       Information Regarding Collateral. The Issuer will furnish to Administrative Agent written notice at least thirty (30) days prior to the occurrence of any change (i) in any Note Party’s organizational name, (ii) in any Note Party’s identity or organizational structure, or (iii) in any Note Party’s Federal Taxpayer Identification Number. The Issuer agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or other applicable law or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Issuer will furnish to Administrative Agent prompt written notice of any Lien or claims made or asserted against any Collateral or interest therein. The Issuer also agrees promptly to notify Administrative Agent in writing if any material Collateral is lost, damaged or destroyed;

(m)       Aging Reports. Together with each delivery of financial statements of the Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(a) and 6.1(b), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period, in each case in form and substance satisfactory to Administrative Agent;

(n)       Swap Agreements. As soon as practicable and in any event within five (5) days of the occurrence thereof, written notice of any Note Party’s entry into a Swap Agreement or the termination or modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Note Party to enter into or terminate or modify a Swap Agreement not otherwise permitted by this Agreement;

(o)       Reserve Reports; Engineering Data.

(i)       By October 31st of each year, beginning October 31, 2012, a Reserve Report prepared as of the immediately preceding September 30, concerning the Note Parties’ Domestic Oil and Gas Properties. This Reserve Report must be prepared by one or more Approved Petroleum Engineers and thereafter the Reserve Report as of September 30th of each year. The Administrative Agent may (at the Holders’ expense so long as no Default or Event of Default then exists) request additional Reserve Reports from time to time prepared by such Approved Petroleum Engineers. Each Reserve Report shall distinguish (or shall be delivered together with a certificate from a Financial Officer which distinguishes) those Domestic Oil and Gas Properties treated in the report which are a Note Party’s Domestic Oil and Gas Properties from those properties treated in the report which are not a Note Party’s Domestic Oil and Gas Properties;

(ii)       By January 31st, April 30th and July 31st of each year, beginning April 30th, 2012, internally generated engineering data as of the immediately preceding December 31 st, March 31st and June 30th, respectively. Such internally generated engineering data shall be in form and substance sufficient (as determined by the Administrative Agent) for a petroleum engineer to prepare a Reserve Report in accordance with the procedures used in the immediately preceding October 31st Reserve Report (or in the case of the April 30, 2012 and the July 30, 2012 data, in accordance with the procedures customarily used by Approved Petroleum Engineers).

(iii)       with the delivery of each Reserve Report, the Issuer shall provide to the Administrative Agent and the Holders a certificate from an Authorized Officer certifying that: (A) the factual information provided to the Approved Petroleum Engineers for purposes of the Reserve Report and any other factual information provided to the Approved Petroleum Engineers for purposes of connection therewith is true and correct in all material respects (or in the case of any internally generated engineering data prepared by the Issuer, the information contained in such data and any other information delivered in connection therewith is true and correct in all material respects), (B) each Note Party owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) which would require any Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of any Note Party’s Oil and Gas Properties have been sold since the date of the last Reserve Report (or the most recently delivered internally generated engineering data), (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report (or most recently delivered internally generated engineering data), (F) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Reports (or such internally generated engineering data) that are Mortgaged Properties and demonstrating the percentage of (1) the total value of the Oil and Gas Properties and (2) the Proved Reserves included in such Reserve Report (or such internally generated engineering data), in each case, that the Mortgaged Properties represent, and (G) attached thereto is a list of all persons purchasing Hydrocarbons from any Note Party as of the date of the Reserve Report (or internally generated engineering data);

(p)       Title Information.

(i)       On or before the delivery to the Administrative Agent and the Holders of each Reserve Report (or internally generated engineering data) required by Section 6.1 (o), the Issuer will deliver title information in form and substance acceptable to the Administrative Agent covering all of the Oil and Gas Properties of each Note Party to the extent that such title information was not previously delivered.

(ii)       If the Issuer has provided title information under Section 6.1(p), the Issuer shall, within thirty (30) days of notice from the Administrative Agent that title defects or exceptions exist, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2 raised by such information, or (B) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on all of the Oil and Gas Properties.

(q)       Oil and Gas Properties. Within thirty (30) days after the end of each calendar month, with respect to Domestic Oil and Gas Properties operated by the Issuer, or within ten (10) days of being provided the same from the operator of any Domestic Oil and Gas Properties, with respect to Domestic Oil and Gas Properties not operated by the Issuer, a report in detail acceptable to Administrative Agent with respect to the Domestic Oil and Gas Properties of each Note Party during such month:

(i)       setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well;

(ii)       describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected);

(iii)       describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from any Note Party’s Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iv)       describing of all leases acquired during the preceding fiscal quarter indicating the date each lease was acquired;

(v)       specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to any Note Party’s Oil and Gas Properties of the kind chargeable as direct charges or overhead under COPAS 2005 Model Form Accounting Procedure;

(vi)       setting forth the amount of Taxes on each Note Party’s Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month; and

(vii)       attaching thereto all drill site opinions or division order opinions prepared by or for any operator of any Domestic Oil and Gas Properties.

(r)       Other Information. (A) Promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Note Party (other than any routine inquiry), (B) promptly upon receipt thereof, copies of all financial reports submitted to any Note Party by its auditors in connection with any audit of the books thereof and (C) such other information and data with respect to any Note Party as from time to time may be reasonably requested by Administrative Agent.

6.2       Notice of Material Events. Each Note Party will furnish to the Administrative Agent prompt written notice (but, in any event, within three (3) days):

(a)       (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Note Party with respect thereto; (ii) that any Person has given any notice to any Note Party or taken any other action with respect to any event or condition set forth in Section 9.1(b); or (iii) of the occurrence of any event or change that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(b)       the filing or commencement of, or the receipt of a threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Note Party not previously disclosed in writing (including in the Schedules hereto) to the Administrative Agent that has caused or could reasonably be expected to result in, liability in excess of $125,000 or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Administrative Agent;

(c)       the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Note Party claiming or asserting damages in favor of such Note Party valued in excess of $125,000;

(d)       the occurrence of any ERISA Event that, individually, could reasonably be expected to result in liability of any Note Party and its Affiliates in an aggregate amount exceeding $125,000;

(e)       the occurrence of any default under any Material Contract;

(f)       the acquisition of any asset or assets with a value in excess of $200,000; provided, that in the case of leases, the value of such leases shall be netted against any leases being disposed of directly in connection with such acquisition;

(g)       beginning with the Fiscal Quarter ending December 31, 2012, the Consolidated Capital Expenditures, excluding the Oil and Gas Properties that are not Operated Oil and Gas Properties, as of the last day of any Fiscal Quarter, taken as a whole for the previous twelve months exceeding the amount set forth in the APOD by more than a twenty percent (20%) variance

(h)       any other development that results in, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

6.3       Separate Existence. Issuer will (a) take all necessary steps to maintain the separate entity and records of the Note Parties, on a consolidated basis, (b) will not commingle any assets or business functions with any other Person (other than any Note Party), (c) maintain separate financial statements from all other Persons (other than other Note Parties), (d) not assume or guarantee the debts, liabilities or obligations of others (other than any Note Party), (e) hold itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) not commit any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its partners or Affiliates, (h) not take any action that might cause it to become insolvent, (i) not fail to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions to observe all formalities required by the laws of the State of Nevada, or fail to observe all formalities required by its organizational documents and (j) not hold itself out to be responsible for the debts of another Person (other than another Note Party).

6.4       Payment of Taxes and Claims. Each Note Party will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will file or consent to the filing of any consolidated income tax return with any Person (except that the Issuer may file a consolidated return with its Subsidiaries).

6.5       Operation and Maintenance of Properties. Each Note Party, at its own expense, will:

(a)       operate its Oil and Gas Properties and other Properties or cause such Oil and Gas Properties and other Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable pro ration requirements and Environmental Laws, and all Governmental Requirements of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)       keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities; and

(c)       promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

In the event any of the Oil and Gas Properties are not operated by any Note Party or an Affiliate of any Note Party, then the applicable Note Party shall use its commercially reasonable best efforts to cause any third party operator to comply with the provisions of this Section 6.5.

6.6       Insurance. Each Note Party will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Note Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts (giving effect to self insurance which comports with the requirements of this Section 6.6 and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (a) contain loss payable clauses or provisions in each such insurance policy or policies that are 438BTU or equivalent endorsements in favor of and made payable to the Administrative Agent as its interests may appear and (b) such policies shall name the Administrative Agent and the Holders as “additional insureds” and provide that the insurer will endeavor to give no less than 30 days prior written notice of any cancellation to the Administrative Agent (10 days for non-payment). Such endorsement shall be further endorsed to show that each Note Party waives the right (and each Note Party does hereby waive) and shall cause its insurers to waive the right to subrogate against the Holders. Each such policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by any Holder.

6.7       Books and Records; Inspections. Each Note Party will (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Holder (including employees of the Administrative Agent, any Holder or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to visit and inspect any of the properties of any Note Party to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Note Parties authorize such accountants to discuss with the Administrative Agent and Holder and such representatives the affairs, finances and accounts of each Note Party. The Note Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Holders certain reports pertaining to the Note Parties’ assets for internal use by Administrative Agent and the Holders.

6.8       Compliance with Laws. Each Note Party will comply, and shall cause all other Persons (including any operator), if any, on or occupying any Facilities or any Oil and Gas Properties to comply, with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws) in all material respects.

6.9       Environmental.

(a)       Environmental Disclosure. The Issuer will deliver to Administrative Agent and Holders:

(i)       as soon as practicable following receipt thereof by any Note Party, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Note Party or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or any Domestic Oil and Gas Properties of any Note Party or with respect to any Environmental Claims;

(ii)       promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Note Party or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims, or (2) any Environmental Claims and (C) any Note Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility or any Domestic Oil and Gas Property that could reasonably be expected to cause such Facility or such Domestic Oil and Gas Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)       as soon as practicable following the sending or receipt thereof by any Note Party or any operator, a copy of any and all written communications with respect to (A)any Environmental Claims, (B) any Release required to be reported to any federal, state or local Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether any Note Party may be potentially responsible for any Hazardous Materials Activity; and

(iv)       prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Note Party that could reasonably be expected to (1) expose any Note Party to, or result in, Environmental Claims or (2) affect the ability of any Note Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Note Party to modify current operations in a manner that could reasonably be expected to subject any Note Party to any additional material obligations or requirements under any Environmental Laws.

(b)       Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall use commercially reasonable efforts to cause each operator promptly to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Person, and (ii) make an appropriate response to any Environmental Claim against such Person and discharge any obligations it may have to any Person thereunder.

(c)       Right of Access and Inspection. With respect to any event described in Section 6.9(a) or if an Event of Default has occurred and is continuing:

(i)       the Administrative Agent and its representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Domestic Oil and Gas Properties at reasonable times for the purposes of observing the applicable Domestic Oil and Gas Properties. Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of each Note Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Note Parties shall conduct such tests and investigations on the Domestic Oil and Gas Properties of the affected Note Party or relevant portion thereof, as reasonably requested by Administrative Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Note Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent, the Administrative Agent may hire an independent engineer, at the Note Parties’ expense, to conduct such tests and investigations. The Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Domestic Oil and Gas Properties.

(ii)       any observations, tests or investigations of the Domestic Oil and Gas Properties by or on behalf of the Administrative Agent shall be solely for the purpose of protecting the Holders’ interests and rights under the Note Documents. The exercise or non-exercise of the Administrative Agent’s rights under this Subsection (c) shall not constitute a waiver of any Default or Event of Default of any Note Party or impose any liability on the Administrative Agent or any of the Holders. In no event will any observation, test or investigation by or on behalf of the Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Domestic Oil and Gas Properties, or that there has been or will be compliance with any Environmental Law and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Note Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of the Administrative Agent. The Administrative Agent and the Holders owe no duty of care to protect any Note Party or any other Person against, or to inform any Note Party or any other Person of, any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Domestic Oil and Gas Properties. The Administrative Agent may, in its sole discretion, disclose to the applicable Note Party, or to any other Person if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of the Administrative Agent to disclose any such report or finding to any third party, then the Administrative Agent shall endeavor to give the applicable Note Party prior notice of such disclosure and afford such Note Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Note Party the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Each Note Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Note Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Note Party without advice or assistance from Administrative Agent.

6.10       Subsidiaries.

(a)       In the event that any Person becomes a Subsidiary of any Note Party, whether directly or indirectly, such Note Party shall (i) concurrently with such Person becoming a Subsidiary (ii) pledge to the Administrative Agent all of the Capital Stock of such Subsidiary (including, without limitation, delivering original stock certificates, if any, evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) cause such Subsidiary to become a Guarantor of the Obligations under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent and Administrative Agent a joinder to the Guarantee and Collateral Agreement, and (iv) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(k), 3.1(m), 3.1(p) and 3.1(s).

(b)       Any Subsidiary of the Issuer must be a wholly-owned Subsidiary.

6.11       Further Assurances.

(a)       At any time or from time to time upon the request of the Administrative Agent, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may request in order to effect fully the purposes of the Note Documents, including providing Holders with any information requested pursuant to Section 11.21. In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as the Administrative Agent may request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the assets of the Note Parties and all of the outstanding Capital Stock of the Note Parties (other than the Issuer).

(b)       Each Note Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Property of any Note Party without the signature of such Note Party where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering any Property of any Note Party or any part thereof shall be sufficient as a financing statement where permitted by law.

6.12       Use of Proceeds. The proceeds of the Notes will be used only in the manner and for the purposes set forth in Section 2.4 or in the applicable Note Purchase Notice.

6.13       Additional Oil and Gas Properties; Other Collateral. In the event that any Note Party acquires any Domestic Oil and Gas Property after the Closing Date or any real property owned or leased on the Closing Date becomes Domestic Oil and Gas Property and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent for the benefit of the Holders, then such Note Party, contemporaneously with acquiring such Oil and Gas Property, or promptly after any real property owned or leased on the Closing Date becomes an Oil and Gas Property (a) must take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(f)(i) and(1) with respect to each such Property that the Administrative Agent shall request to create in favor of the Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Property (subject only to Liens permitted by Sections 7.2(a)) such that, at all times the Administrative Agent will have a mortgage lien on all of the Domestic Oil and Gas Properties of the Note Parties and (b) deliver to the Administrative Agent any title information described in Section 6.1(p). Each Note Party will at all times cause all personal property of such Note Party, whether now owned or hereafter acquired, to be subject to a Lien in favor of the Administrative Agent pursuant to the Collateral Documents. All of the issued and outstanding Capital Stock of each Note Party shall at all times be pledged to the Administrative Agent pursuant to the Collateral Documents.

6.14       Non-Voting Representative. The Administrative Agent may in its discretion from time to time designate an employee or advisor to act as its non-voting representative to attend meetings of the board of managers or board of directors (or other similar managing body) of any Note Party. Each Note Party will, (a) give timely advance notice to such representative of all meetings of the managing body of such Note Party and all proposals to such body for action without a board meeting, (b) allow such representative to attend all such meetings, and (c) subject to the provisions of Section 11.18 and any materials withheld based on a conflict of interest that the managing body of such Note Party believes in good faith exists between such Note Party and the Administrative Agent with respect to matters addressed by the materials in question, provide such representative with copies of all written materials distributed to such directors or managers (or similar body) in connection with such meetings or proposals for action without a meeting, including, upon request of such representative, all minutes of previous actions and proceedings; provided that, such observers shall not be entitled to participate in discussions or receive materials directly relating to the Note Purchase Agreement or the other Note Documents or any refinancing thereof. In the event the Administrative Agent fails to designate a non-voting representative to attend meetings pursuant to this Section 6.14, each Note Party will send materials that would otherwise be provided under this Section 6.14 to the Administrative Address in compliance with Section 11.1

6.15       APOD.

(a)       Each Note Party will develop its Oil and Gas Properties and make Consolidated Capital Expenditures on its Oil and Gas Properties strictly in accordance with the APOD or as otherwise permitted pursuant to an Approval Letter.

(b)       If the Issuer desires to make any change to the APOD or is required to update the APOD pursuant to the terms hereof, it shall submit a revised APOD, along with a written narrative describing such changes and an APOD Certificate, to the Administrative Agent for its review, but in any case the Issuer shall submit an APOD no less than once yearly. Any revised plan submitted to the Administrative Agent shall not be considered the current APOD until such time as the Administrative Agent shall have consented to such revised plan in its sole discretion and no Note Party shall be permitted to spend funds in furtherance of such draft APOD. The Administrative Agent shall have no obligation to consent to any APOD.

6.16       Title Information. Prior to a well being drilled on any Note Party’s Oil and Gas Property utilizing proceeds of Notes purchased hereunder, which is not otherwise the subject of a title opinion previously delivered to Administrative Agent, in addition to (or as a supplement to) any title information delivered pursuant to Section 6.1(p), the Issuer will provide the Administrative Agent with title information with respect to such Oil and Gas Property reasonably acceptable to the Administrative Agent.

6.17       Marketing of Production. All Hydrocarbons produced from the Oil and Gas Properties of any Note Party shall be marketed on an arms-length basis to one of more Persons that are not Affiliates of a Note Party in accordance with the terms and conditions set forth in Section 4.29. Each agreement for the purchase and sale of Hydrocarbons from any Note Party’s Oil and Gas Properties will be in the name of such Note Party.

6.18       Notices; Attorney-in-fact; Deposits. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to send Letters-in-Lieu of division orders to all Persons that owe or are expected to owe Cash Receipts to any Note Party. Each Note Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (such appointment being coupled with an interest) for sending the notices referred to above. With respect to Cash Receipts received directly by a Note Party, such Note Party shall within two Business Days deposit, or cause to be deposited, all such amounts in the Operating Account. If any Note Party has knowledge that any Person is in receipt of Cash Receipts that would otherwise be properly deposited in the Operating Account, such Note Party shall promptly notify such Person and the Administrative Agent in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts in the Operating Account.

6.19       Swap Agreements. The Issuer will maintain in full force and effect the Swap Agreements entered into on the Closing Date pursuant to Section 3.1(i). Beginning on the Closing Date and continuing thereafter as of the end of each succeeding calendar month, Issuer will maintain in full force and effect Swap Agreements, hedging in the aggregate notional volumes of eighty percent (80%) of the reasonably anticipated projected production from Proved Developed Producing Domestic Oil and Gas Properties for each month for a two-year period for each of crude oil and natural gas, calculated separately from the last day of each such month.

6.20       Swap Intercreditor Agreement. On or prior to the date that is 90 days subsequent to the Closing Date, the Issuer, the Administrative Agent and a counterparty to a Swap Agreement acceptable to the Administrative Agent shall have executed a Swap Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent.

SECTION 7.

NEGATIVE COVENANTS

Each Note Party covenants and agrees that, until payment in full of all Obligations, such Note Party shall perform all covenants in this Section 7.

7.1       Indebtedness. No Note Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)       the Obligations;

(b)       Swap Agreements permitted under Section 3.1(i) and Section 6.19;

(c)       Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d)       Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(e)       Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Note Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f)       Indebtedness owning in connection with the Boothbay Note; and

(g)       other Indebtedness approved by the Administrative Agent pursuant to an Approval Letter.

7.2       Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock) of any Note Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a)       Permitted Encumbrances;

(b)       Liens in favor of Administrative Agent or Collateral Agent for the benefit of the Secured Parties granted pursuant to any Note Document;

(c)       Liens securing Indebtedness permitted by Section 7.1(f) (to the extent the applicable Approval Letter permits such Indebtedness to be secured);

(d)       Liens securing the Boothbay Note granted pursuant to that certain Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated April 17, 2012 from Issuer as Mortgagor to Boothbay Royalty Co. as Mortgagee as such instrument was recorded with the county clerk’s office of Logan County, Oklahoma on April 18, 2012 and recorded on Book 2312, Page 87 in the Logan County, Oklahoma records;

(e)       Until the date that is the earlier of (A) the date a Swap Intercreditor Agreement is entered into and (B) 90 days subsequent to the Closing Date, Liens pursuant to that certain ISDA Master Agreement dated April 13, 2012 between the BP Energy Company and the Issuer.

7.3       No Further Negative Pledges. Except with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Note Party shall permit to exist or enter into any agreement prohibiting the creation or assumption of any Lien in favor of the Administrative Agent for the benefit of the Secured Parties upon any of its properties or assets, whether now owned or hereafter acquired.

7.4       Restricted Junior Payments. The Issuer shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, (a) each Subsidiary of the Issuer may make Restricted Junior Payments to the holders of its Capital Stock, (b) Restricted Junior Payments made pursuant to the Boothbay Note as more fully described in Schedule 4.11 hereto, and (b) subject to the terms of a Swap Intercreditor Agreement, the Issuer may make payments in respect of Swap Agreements permitted by the terms of this Agreement, to the counterparties thereof.

7.5       Restrictions on Subsidiary Distributions. No Note Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Note Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Note Party or any other Subsidiary of any Note Party, (c) make loans or advances to any Note Party or (d) transfer any of its property or assets to any Note Party, except as required by law.

7.6       Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a)       Investments in Cash and Cash Equivalents; and

(b)       equity Investments owned as of the Closing Date in any other Note Party; and

(c)       expenditures on Capital Leases in an aggregate amount for all Note Parties up to the amount set forth for such expenditures on the relevant APOD; and

(d)       acquisitions and other Investments made pursuant to the express terms of the APOD or otherwise approved by the Administrative Agent in an Approval Letter; and

(e)       trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; and

(f)       creation of any additional Subsidiaries of any Note Party in compliance with Section 6.10.

7.7       Financial Covenants.

(a)       Interest Coverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2013, the Issuer shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Interest Coverage Ratio
December 31, 2012	4.00 to 1.00

March 31, 2013	4.50 to 1.00

June 30, 2013	5.00 to 1.00

September 30, 2013	5.25 to 1.00

December 31, 2013 and each fiscal quarter thereafter	5.50 to 1.00

(b)       Minimum Production. Beginning with the Fiscal Quarter ending December 31, 2012, the Issuer shall not permit the net sales volume of oil from the Oil and Gas Properties for the Fiscal Quarter set forth below to be less than the amount for such period as set forth opposite such Fiscal Quarter below. For the purposes of this Section 7.7(b), every 6MCF of gas shall be converted into 1Bbls of oil. The Issuer will provide the Administrative Agent with evidence that the preceding is being satisfied within thirty (30) days after the end of each quarter.

Each Fiscal Quarter Ending on the Following Dates	Minimum Production in MBbls of Oil Per Fiscal Quarter
December 31, 2012	40

March 31, 2013	50

June 30, 2013	60

September 30, 2013	70

December 31, 2013	80

March 31, 2014 and each fiscal quarter thereafter	90

(c)       Asset Coverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2012, the Issuer shall not permit the Asset Coverage Ratio, as of the last day of any Fiscal Quarter set forth below, to exceed the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Asset Coverage Ratio
December 31, 2012	1.00 to 1.00

March 31, 2013	1.25 to 1.00

June 30, 2013	1.50 to 1.00

September 30, 2013	1.75 to 1.00

December 31, 2013 and each fiscal quarter thereafter	2.00 to 1.00

(d)       [Reserved].

(e)       General and Administrative Costs. The issuer will not permit Excess General and Administrative Costs of the Note Parties to exceed $75,000 per Fiscal Quarter.

7.8       Fundamental Changes; Disposition of Assets; Acquisitions. No Note Party shall,

(a)       enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger of any Note Party or any Subsidiary of a Note Party with and into any Note Party or another Subsidiary of any Note Party (except that, with respect to any such merger or consolidation involving the Issuer, the Issuer must be the surviving entity) and (ii) the merger of any other Person with any Note Party; provided that such Note Party shall be the continuing or surviving entity; or

(b)       convey, sell, farm-out, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (including through the sale of a production payment or overriding royalty interest), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except: (i) sales of Hydrocarbons in the ordinary course of business, (ii) disposals of obsolete, worn out, depleted or uneconomic property, (iii) assignments, sales or dispositions of Oil and Gas Properties made pursuant to the Participation Agreement, or (iv) provided no Default or Event of Default has occurred and is continuing, assignments, sales or dispositions of any Oil and Gas Properties other than Subject Oil and Gas Properties; or

(c)       acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures permitted hereunder in the ordinary course of business consistent with past practice) the business, property (including Oil and Gas Properties) or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or make any commitment or incur any obligation to enter into any such transaction, except Investments made in accordance with Section 7.6 or in connection with the APOD or an Approval Letter.

7.9       Limitation on Leases. No Note Party will create, incur, assume or suffer to exist any obligation for the payment or rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by all Note Parties pursuant to such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $100,000 in any period of twelve (12) consecutive calendar months during the life of such leases without the approval of the Administrative Agent.

7.10       Sales and Lease Backs. No Note Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party to any Person (other than the Issuer or any of its Subsidiaries) in connection with such lease.

7.11       Transactions with Shareholders, Affiliates and Other Persons. No Note Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of any Note Party or any of their respective officers, members, managers, directors, Capital Stock holders, partners, parents, other interest holders or any family members of any of the foregoing, on terms that are less favorable to such Note Party, than those that might be obtained at the time from a Person who is an unrelated third party, and no Note Party will suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided to an Affiliate of any Note Party or to any family member of any Capital Stock holder or employee of any Note Party on terms more favorable than that provided to the Issuer for similar services; provided, the foregoing restriction shall not apply to any transaction between the Issuer and any Subsidiary that is a Guarantor; provided further, the foregoing restriction shall not apply to any assignment, sale or disposition made pursuant to the Participation Agreement. Upon request by the Administrative Agent, such Note Party shall demonstrate that the applicable transaction is on terms consistent with those that might be obtained at the time from a Person who is an unrelated third party. Notwithstanding the foregoing, any transaction (or series of related transactions) between a Note Party and any Affiliate with respect to any contract or agreement requiring payments to be made (or assets delivered) or providing for payments to be received (or assets received), in each case in excess of $100,000 individually or, if in a series of related transactions, in the aggregate, shall require the prior written consent of the Administrative Agent in its sole discretion.

7.12       Conduct of Business. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses contemplated by the current APOD or engaged in by such Note Party on the Closing Date as presently conducted and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business.

7.13       Amendments or Waivers of Material Contracts. No Note Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any Material Contract after the Closing Date, in each case in a manner adverse to the Holders, without obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification or waiver, which consent shall not be unreasonably withheld, delayed or conditioned.

7.14       Fiscal Year. No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

7.15       Deposit Accounts. No Note Party shall establish or maintain a Deposit Account or Securities Account other than the (i) the Boothbay Account and (ii) Deposit Accounts or Securities Accounts covered by a Control Agreement listed in Schedule 7.15, including, without limitation, the Operating Account, without executing and delivering to the Administrative Agent a Control Agreement covering the applicable Deposit Account or Securities Account. No Note Party will deposit Collateral (including the proceeds thereof), Cash Receipts or the proceeds of Notes in a Deposit Account or Securities Account that is not subject to a Control Agreement except with respect to deposits made into the Boothbay Account as set forth and described in that certain Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated April 17, 2012 from Issuer as Mortgagor to Boothbay Royalty Co. as Mortgagee as such instrument was recorded with the county clerk’s office of Logan County, Oklahoma on April 18, 2012 and recorded on Book 2312, Page 87 in the Logan County, Oklahoma records.

7.16       Amendments to Organizational Agreements. No Note Party shall materially amend or permit any material amendments to any Note Party’s Organizational Documents in each case in a manner adverse to the Holders without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

7.17       Sale or Discount of Receivables. Except for receivables obtained by any Note Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business consistent with past practice or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business consistent with past practice in connection with the compromise or collection thereof and not in connection with any financing transaction, no Note Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

7.18       Gas Imbalances, Take-or-Pay or Other Prepayments. No Note Party will allow (a) material prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Property after the date hereof or (b) any “take or pay”, gas imbalances (in excess of 10,000 mcf of gas (on an mcf equivalent basis) in the aggregate) or other similar arrangement that would require the Note Parties to deliver Hydrocarbons at some future time without receiving full payment therefore at the time of delivery.

7.19       Swap Agreements. The Issuer will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than Swap Agreements in respect of commodities (i) subject to a Swap Intercreditor Agreement (unless otherwise approved in writing by the Administrative Agent) and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed 80% of the reasonably anticipated projected production from Proved Developed Producing Domestic Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Issuer or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, other than a requirement that such Swap Agreement be subject to a Swap Intercreditor Agreement.

SECTION 8.

OPERATING ACCOUNT; CAPITAL RESERVE ACCOUNT

8.1       Operating Account. The Issuer shall maintain at the Issuer’s expense an interest-bearing account (the “Operating Account”) in the name of the Issuer with a bank (“Operating Account Bank”) selected by the Issuer and reasonably acceptable to the Administrative Agent, which has entered into a Control Agreement specifying that the Operating Account Bank shall comply with all instructions it receives from the Administrative Agent with respect to the Operating Account without further consent from the Issuer. All Cash Receipts to be received by the Issuer or any Note Party shall be deposited in the Operating Account, and the Issuer shall direct (and hereby agrees to direct) each payor of any Cash Receipts now and in the future to make payment to such Operating Account. The Issuer hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (and such appointment shall be deemed to be coupled with an interest so long as any Notes remain outstanding) to address any Direction Letter or Letter-in-Lieu of division order executed by the Issuer it may hold and deliver or have delivered any such letter to any Person purchasing Hydrocarbons from the Note Party’s Oil and Gas Properties that is not then directing payment for such Hydrocarbons to the Operating Account. Not later than ten (10) Business Days after the Closing Date, the Issuer shall send Direction Letters to all existing purchasers (and within ten (10) Business Days after entering into an agreement with any new purchaser, to such new purchaser) of Hydrocarbons produced from the Oil and Gas Properties of the Note Parties, directing them to forward all amounts payable to the Note Parties directly to the Operating Account at the mailing address of the Operating Account Bank. Notwithstanding the foregoing, each such Control Agreement shall permit the Issuer and its Note Parties, as applicable, to withdraw from the Operating Account any amounts contained therein so long as the Administrative Agent has not sent the depository bank party to such Control Agreement a notice indicating the existence of an Event of Default. Except as deposited into the Capital Reserve Account pursuant to Section 8.2, proceeds of Notes shall be deposited into the Operating Account along with any other amount to be directed to such account pursuant to Section 2.

8.2       Capital Reserve Account.

(a)       The Issuer shall maintain at the Issuer’s expense an interest-bearing account (the “Capital Reserve Account”), with a minimum balance equal to the Current Reserve, which account shall be under the Administrative Agent’s exclusive control with a bank (“Capital Reserve Bank”) to be selected by the Administrative Agent which has entered into a Control Agreement specifying that the Capital Reserve Bank shall comply with all instructions it receives from the Administrative Agent with respect to the Capital Reserve Account without further consent from the Issuer. To the extent the balance in the Capital Reserve Account is in an amount that is less than the Current Reserve, proceeds of Notes shall be deposited into the Capital Reserve Account along with any other amount to be directed to such account pursuant to Section 2.

(b)       The funds deposited in the Capital Reserve Account, together with all interest thereon, shall be available on each Interest Payment Date to fund accrued but unpaid cash interest on the Notes, whether by transfer to the Operating Account or direct debit by the Administrative Agent, to the extent funds on deposit in the Operating Account are insufficient to pay such amounts in full. If the Administrative Agent applies amounts in the Capital Reserve Account (which prior to the occurrence of an Event of Default, it may only do to pay interest owing on an Interest Payment Date), the Issuer shall deposit additional amounts into the Capital Reserve Account within 30 days of the date such debit occurs to the extent necessary to replenish the Current Reserve.

SECTION 9.

EVENTS OF DEFAULT

9.1       Events of Default. If any one or more of the following conditions or events shall occur:

(a)       Failure to Make Payments When Due. Failure by the Issuer to pay (i) when due the principal or premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Note, by mandatory prepayment or otherwise; or (iii) when due any interest on any Note or any fee or any other amount due under any Note Document; and such failure shall continue unremedied for a period of three (3) Business Days; or

(b)       Default in Other Agreements. (i) Failure of any Note Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an amount individually or in the aggregate of $125,000 or more, in each case beyond the grace period, if any, provided therefore; (ii) any “Event of Default”, “Termination Event”, or “Additional Termination Event” occurs (as each such term is defined in any Swap Intercreditor Agreement) or (iii) breach or default by any Note Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Note Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)       Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in Sections 2.4, 6.1, 6.2, 6.6, 6.8, 6.12, or 6.20 or the material failure of any Note Party to perform or comply with any material term or condition contained in Section 7; or

(d)       Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Note Party in any Note Document, any Related Agreement or in any certificate at any time given by any Note Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)       Other Defaults Under Note Documents. Any Note Party shall default in any material respect in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Note Party of such breach or failure and the date notice thereof is given to the Issuer by the Administrative Agent or any Holder; or

(f)       Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Note Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Note Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Note Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Note Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Note Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)       Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Note Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Note Party shall make any assignment for the benefit of creditors; or (ii) any Note Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Note Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

(h)       Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) an amount individually or in the aggregate in excess of $125,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Note Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i)       Dissolution. Any order, judgment or decree shall be entered against any Note Party decreeing the dissolution or split up of such Note Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j)       Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Issuer, any its Subsidiaries or any of their respective ERISA Affiliates in excess of $125,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest on any Collateral under Section 430(k) or 436(f) of the Internal Revenue Code or under ERISA; or

(k)       Change of Control. A Change of Control shall occur; or

(l)       Collateral Documents and Other Note Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have, or it shall be asserted in writing by any Note Party not to have, a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent to take any action within its control, or (iii) any Note Party shall contest in writing the validity or enforceability of any Note Document or any Lien on the Collateral or any purported Collateral in favor of the Administrative Agent or deny in writing that it has any further liability under any Note Document to which it is a party.

9.2       Remedies. (a) Upon the occurrence of any Event of Default described in Section 9.1(f) or 9.1(g), automatically, and (b) upon the occurrence of any other Event of Default, upon notice to the Issuer to such effect by Administrative Agent, Administrative Agent, on behalf of the Requisite Holders, may and shall have the right to take any of the following actions (i) terminate all commitments; (ii) declare to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party the Obligations; (iii) enforce any and all Liens and security interests created pursuant to Collateral Documents and (iv) complete the Letters-in-Lieu and deliver same.

SECTION 10.

ADMINISTRATIVE AGENT

10.1       Appointment of Administrative Agent. Apollo is hereby appointed Administrative Agent hereunder and under the other Note Documents and each Holder hereby authorizes Apollo, in such capacity, to act as its agent (including as Collateral Agent) in accordance with the terms hereof and the other Note Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

10.2       Powers and Duties. Each Holder irrevocably authorizes the Administrative Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

10.3       General Immunity.

(a)       No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Holders or by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b)       Exculpatory Provisions. Subject to clause (b)(ii) herefof further limiting the liability of the Administrative Agent, neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Holders for any action taken or omitted by the Administrative Agent under or in connection with any of the Note Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or in accordance with the applicable Collateral Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), or in accordance with the other applicable Collateral Document, as the case may be, the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or in accordance with the applicable Collateral Document.

(c)       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

10.4       Administrative Agent Entitled to Act as Holder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Holder hereunder. With respect to its participation in the Notes, the Administrative Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Holder” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Note Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Note Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Holders.

10.5       Holders’ Representations, Warranties and Acknowledgment.

(a)       Each Holder represents and warrants to the Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon the Administrative Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b)       Each Holder, by delivering its signature page to this Agreement or a Joinder Agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by the Administrative Agent, Requisite Holders or Holders, as applicable.

10.6       Right to Indemnity. Each Holder, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents of the Administrative Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT; provided, no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Holder to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Holder’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Holder to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

10.7       Successor Administrative Agent.

(a)       The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Holders and the Issuer. Upon any such notice of resignation, Requisite Holders shall have the right, upon five Business Days’ notice to the Issuer, to appoint a successor Administrative Agent which successor shall be reasonably acceptable to the Issuer. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Holders, appoint a successor Administrative Agent from among the Holders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Note Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)       Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Apollo, any other financing source of Apollo or Affiliate of Apollo or to any Holder or Affiliate thereof without the prior written consent of, or prior written notice to, the Issuer or the Holders; provided that the Issuer and the Holders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Issuer and the Holders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Note Documents.

(c)       Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 10.3 and Section 10.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 10.3 and of Section 10.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Note Parties and the Holders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Note Party, Holder or any other Person and no Note Party, Holder or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

10.8       Collateral Documents.

(a)       Administrative Agent under Collateral Documents. Each Holder hereby further irrevocably authorizes the Administrative Agent, on behalf of and for the benefit of the Holders, to be the agent for and representative of Holders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary without further consent from the Holders. Subject to Section 11.5, without further written consent or authorization from the Holders, the Administrative Agent, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Holders (or such other Holders as may be required to give such consent under Section 11.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement or with respect to which Requisite Holders (or such other Holders as may be required to give such consent under Section 11.5) have otherwise consented.

(b)       Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Administrative Agent and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Holders (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Note Documents as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

10.9       Posting of Approved Electronic Communications.

(a)       Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Note Party, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Note Party agrees to continue to provide the Communications to Administrative Agent or the Holders, as the case may be, in the manner specified in the Note Documents but only to the extent requested by Administrative Agent.

(b)       No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

10.10       Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 9.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Administrative Agent and other agents and their agents and counsel and all other amounts due Holders, the Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b)       to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 10.10 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

SECTION 11.

MISCELLANEOUS

11.1       Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or telex; provided, no notice to the Administrative Agent shall be effective until received by the Administrative Agent.

11.2       Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to pay promptly (a) all actual costs and expenses of preparation of the Note Documents and Related Agreements and any consents, amendments, waivers or other modifications thereto; (b) all actual fees, expenses and disbursements of counsel to the Note Parties in furnishing all opinions required hereunder; (c) all actual fees, expenses and disbursements of counsel to the Administrative Agent in connection with the negotiation, preparation, execution, review and administration of the Note Documents and the Related Agreements and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Note Party; (d) all actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of the Holders pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.14(c) and (d), search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all actual costs and fees, expenses and disbursements of any auditors, accountants, consultants, engineers or appraisers; (f) all actual costs and expenses (including the fees, expenses and disbursements of counsel and of any appraisers, consultants, engineers, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the administration by the Administrative Agent or the custody or preservation of any of the Collateral; (g) all other actual costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Holders in enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents or the Related Agreements by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings and (i) all costs, fees and related expenses in connection with the formation and maintenance of any Person, structure or account necessary or desirable to the Administrative Agent or the Holders for tax planning purposes in connection with the Notes.

11.3       Indemnity.

(a)       In addition to the payment of expenses pursuant to Section 11.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Administrative Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who control any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)       To the extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any Related Agreement or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)       Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (x) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

11.4       Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or with any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.

11.5       Sharing of Payments by Holders. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Notes or other Obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Notes and other Obligations of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Notes and other amounts owing them; provided that:

(a)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)       the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Holder), or (y) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

11.6       Amendments and Waivers.

(a)       Requisite Holders’ Consent. Subject to Sections 11.6(b) and 11.6(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Administrative Agent and the Requisite Holders or (ii) in the case of any other Note Document, the Issuer and the Administrative Agent with the consent of the Requisite Holders.

(b)       Affected Holders’ Consent. Without the written consent of each Holder that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)       extend the scheduled final maturity of any Note of such Holder;

(ii)       waive, reduce or postpone any scheduled repayment due such Holder (but not prepayment);

(iii)       reduce the rate of interest on any Note of such Holder and any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.6(c)) or any fee payable hereunder;

(iv)       extend the time for payment of any such interest or fees to such Holder;

(v)       reduce the principal amount of any Note;

(vi)       amend, modify, terminate or waive any provision of this Section 11.6(b); or

(vii)       amend the definition of “Requisite Holders” or “Pro Rata Share”;

(c)       Other Consents. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Section 10 as the same applies to the Administrative Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent or any Indemnitee Agent Party.

(d)       Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 (d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party.

(e)       Retirement of Notes. No Note Party will, and Issuer will not permit any of its Subsidiaries or any of the Note Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Notes.

(f)       Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

11.7       Successors and Assigns; Assignments.

(a)       Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of all Holders (and any attempted assignment or transfer by any Note Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments. Any Holder may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Tranche A Commitments, and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Holder’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Tranche A Commitments and the related Notes and (ii) each such assignment shall be to an Eligible Assignee.

(c)       Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.14(e).

(d)       Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement.

(e)       Representations and Warranties of Assignee. Each Holder, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.7(e) , the disposition of Notes or any interests therein shall at all times remain within its exclusive control).

(f)       Effect of Assignment. Subject to the terms and conditions of this Section 11.7(f), as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided, anything contained in any of the Note Documents to the contrary notwithstanding such assigning Holder shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Holder as a Holder hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder.

(g)       Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person or any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, the Administrative Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.5 that affects such Participant.] The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e)) (it being understood that the documentation required under 2.14(e) shall be delivered to the participating Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.7; provided that such Participant (A) shall not be entitled to receive any greater payment under Section 2.14 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant results from a change in Law that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent; and (B) a Participant that would be a Non-U.S. Holder if it were a Holder shall not be entitled to the benefits of Section 2.14 unless the Issuer is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Note Parties, to comply with Section 2.14 as though it were a Holder. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.4 as though it were a Holder; provided that such Participant agrees to be subject to Section 11.5 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.9       Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 11.2, 11.3, and 11.4 and the agreements of Holders set forth in Sections 2.12, 10.3(b) and 10.6 shall survive the payment of the Notes, and the termination hereof.

11.10       No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.11       Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to the Administrative Agent or Holders (or to the Administrative Agent, on behalf of Holders), or the Administrative Agent or Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12       Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13       Obligations Several; Independent Nature of Holders’ Rights. The obligations of Holders hereunder are several and no Holder shall be responsible for the obligations or Tranche A Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by Holders pursuant hereto or thereto, shall be deemed to constitute Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

11.14       Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.15       APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.16       CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT THE ADMINISTRATIVE AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.17       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.18       Confidentiality. If the Issuer reasonably believes that any information being furnished by it or any other Note Party to the Administrative Agent or a Holder (“Recipient”) is confidential, the Issuer may so indicate by notice in writing to the Recipient, identifying the information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use reasonable efforts to maintain the confidentiality thereof; provided however, that a Recipient may disclose such information (i) to its Affiliates, partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”), (ii) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Notes) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 11.18), (iii) if such information (x) becomes publicly available other than as a result of a breach of this Section 11.18 (y) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties or (z) is independently developed by the Recipient or any of its Permitted Recipients, (iv) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document or (v) as consented to by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, Recipient or its Permitted Recipients furnish only that portion of such information which it is advised by such Recipient or its Permitted Recipient’s counsel is required to be disclosed. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 11.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

11.19       Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

11.20       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.21       Patriot Act. Each Holder and the Administrative Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or the Administrative Agent, as applicable, to identify such Note Party in accordance with the Patriot Act.

11.22       Disclosure. Each Note Party and each Holder hereby acknowledges and agrees that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Note Party or an Affiliate of any Note Party and each Holder hereby expressly consents to such relationships.

11.23       Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder (other than the Administrative Agent) obtain possession of any such Collateral, such Holder shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefore shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

11.24       Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations) or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (b) unless specifically prohibited by applicable law or court order, the Issuer shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

11.25       Warrants. Each Note Party, the Administrative Agent and each Holder agree that (a) the Holder Warrants constitute “Investment Units” as that term is defined in section 1273(c)(2) of the Internal Revenue Code, and (b) the fair market value of the Holder Warrants conveyed on the Closing Date is $2,125,517. None of the Issuer, the Administrative Agent or Holders shall take any position inconsistent with the foregoing on any report, return claim for refund or other filing for federal, state or other tax purposes unless all such parties agree otherwise or as otherwise may be required (to the satisfaction of all such parties, each in its reasonable discretion) by applicable law. All computations under this Section 11.25 shall be made by the Administrative Agent and shall be provided to the Issuer as necessary to enable the Issuer to timely comply with its tax reporting obligations.

11.26       Acknowledgments and Admissions. The Issuer hereby represents, warrants and acknowledges and admits that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b)       it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c)       there are no representations, warranties, covenants, undertakings or agreements by the Administrative Agent or any Holder as to the Note Documents except as expressly set out in this Agreement;

(d)       none of the Administrative Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the transactions contemplated thereby;

(e)       no partnership or joint venture exists with respect to the Note Documents between any Note Party and the Administrative Agent or any Holder;

(f)       the Administrative Agent is not any Note Party’s agent;

(g)       Vinson & Elkins L.L.P. is counsel for the Administrative Agent and is not counsel for any Note Party;

(h)       should an Event of Default or Default occur or exist, each of the Administrative Agent and each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(i)       without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by any of the Administrative Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Administrative Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents; and

(j)       the Administrative Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.26 in deciding to execute and deliver this Agreement and to become obligated hereunder.

11.27       Third Party Beneficiary. The Note Parties agree that any Person that holds a Holder’s Warrant (each, a “Third Party Beneficiary”) is (until this Agreement is terminated pursuant to Section 11.5) an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Holders, Administrative Agent and each Third Party Beneficiary (which benefits are immediate and not incidental). Except as stated above in this section and in Section 10.7(c), there are no third party beneficiaries of this Agreement.

11.28       Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

11.29       Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR NOTE HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.

11.30       Registration, Transfer, Exchange, Substitution of Notes.

(a)       Registration of Notes. The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and Issuer shall not be affected by any notice or knowledge to the contrary. Administrative Agent shall give to any Holder and the Issuer, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.

(b)       Transfer and Exchange of Notes. Upon surrender of any Note at the principal office of Administrative Agent for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), and an assignment agreement in form and substance acceptable to Administrative Agent whereby the assignee Holder agrees to be bound by the terms hereof that are applicable to Holders, Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the Holder thereof) of the same series in exchange therefore and, in the case of any Note, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Any purported transfer of a Note or an interest therein that is prohibited hereby shall be null and void ab initio and of no force or effect whatever. In the case of a transfer of Notes, each such new Note and shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000; provided, further, that transfers by a Holder and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(c)       Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

11.31       Right of First Refusal. The Issuer on behalf of itself and its Subsidiaries hereby unconditionally and irrevocably grants to the Holders during the term of this Agreement a right of first refusal (“Right of First Refusal”) to provide financing in connection with any project, including pursuant to the AMI Agreement, (a “Proposed Project”) that is outside the scope of the most recently approved APOD on the same terms and conditions of any and all binding and fully committed proposals (“Other Financing Proposals”) such Person has received from third-parties offering to finance the Proposed Project; provided, however, such Right of First Refusal shall not apply to any Other Financing Proposal that will repay the Notes and other Obligations hereunder in full; provided further, however, such Right of First Refusal shall not apply to any Other Financing Proposal for which the internal rate of return is less than 10% per annum. Such Other Financing Proposals shall be delivered to the Administrative Agent at least 30 days prior to the proposed closing date for the financing of such Proposed Project and shall include all material terms and conditions, the identity of the proposed provider of such Other Financing Proposal, all financial data developed with respect to such Proposed Project and any other information which the Administrative Agent may reasonably request so as to enable the Holders to evaluate and determine whether the Administrative Agent shall offer to provide financing in furtherance of such Proposed Project. To exercise the Right of First Refusal, the Administrative Agent on behalf of one or more Holders (and their Affiliates) shall deliver a written response to the Issuer within thirty (30) days after receipt of any Other Financing Proposal.

[Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OSAGE EXPLORATION & DEVELOPMENT, INC.

By:	/s/ Kim Bradford
Name: Kim Bradford
Title: Chief Financial Officer

Signature Page to Note Purchase Agreement

APOLLO INVESTMENT CORPORATION, as Administrative Agent

By: Apollo Investment Management, L.P., its Advisor

By: ACC Management, LLC, its General Partner

By:
Name:
Title:

Signature Page to Note Purchase Agreement

HOLDERS:

APOLLO INVESTMENT CORPORATION, as Holder

By: Apollo Investment Management, L.P., its Advisor

By: ACC Management, LLC, its General Partner

By:
Name:
Title:

Signature Page to Note Purchase Agreement

Appendix A

Tranche A Commitments

Holder	Tranche A Commitment	Pro Rata Share
Apollo Investment Corporation	$10,000,000.00	100.000000000
Total	$10,000,000.00	100.00%

Appendix A to Note Purchase Agreement

Appendix B

Notice Addresses

APOLLO INVESTMENT CORPORATION

c.o Apollo Management, L.P.

9 W 57TH Street

New York, NY 10019

Attn: Joseph Glatt

Tel:

Fax:

Email:

OSAGE EXPLORATION & DEVELOPMENT, INC.

2445 Fifth Avenue, Suite 310

San Diego, CA 92101

Attn: Kim Bradford

Tel: (619) 677-3956

Fax: (619) 677-3964

Email: KBradford@osageexploration.com

Appendix B to Note Purchase Agreement